Exhibit 3.1

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

NEW

ARTICLES OF ASSOCIATION

of

VACCITECH PLC

(Adopted by a special resolution passed on 1 April 2021)

TABLE OF CONTENTS

Page

1.	Introduction	2
2.	Definitions	3
3.	Share capital	11
4.	Dividends	12
5.	Liquidation preference	13
6.	Exit provisions	14
7.	Votes in general meeting	14
8.	Consolidation of Shares	15
9.	Conversion of Series A Shares and Series B Shares	15
10.	Anti-Dilution protection	17
11.	Deferred Shares	19
12.	Variation of rights	20
13.	Allotment of new shares or other securities: pre-emption	20
14.	Transfers of Shares - general	21
15.	Permitted Transfers	23
16.	Transfers of Shares subject to pre-emption rights	25
17.	Valuation of Shares	28
18.	Compulsory transfers - general	29
19.	Departing employees	29
20.	Mandatory Offer on a Change of Control	30
21.	Co-Sale right	31
22.	Drag-along	33
23.	Holding Company Reorganisation	36
24.	General meetings	36
25.	Proxies	37
26.	Directors' borrowing powers	37
27.	Alternate Directors	38
28.	Number of Directors	39
29.	Appointment of Directors	39
30.	Disqualification of Directors	39
31.	Proceedings of Directors	40
32.	Directors' interests	40
33.	Notices	44
34.	Indemnities and insurance	45
35.	Data Protection	46
36.	Secretary	47
37.	Lien	47
38.	Call Notices	48
39.	Forfeiture of Shares	49
40.	Surrender of Shares	51
41.	Authority to capitalise and appropriation of capitalised sums	51
42.	Lock-Up	52
43.	Listing	52
44.	Put Option	53

i

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

NEW

ARTICLES OF ASSOCIATION

of VACCITECH PLC

(Adopted by a special resolution passed on 1 April 2021)

1.	Introduction

1.1	The model articles for public companies limited by shares contained or incorporated in Schedule 3 to the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended prior to the date of adoption of these Articles (the "Model Articles") shall apply to the Company, save insofar as they are varied or excluded by, or are inconsistent with, the following Articles.

1.2	In these Articles and the Model Articles any reference to any statutory provision shall be deemed to include a reference to each and every statutory amendment, modification, re-enactment and extension thereof for the time being in force.

1.3	In these Articles:

(a)	Article headings are used for convenience only and shall not affect the construction or interpretation of these Articles;

(b)	words denoting the singular include the plural and vice versa and reference to one gender includes the other gender and neuter and vice versa;

(c)	articles 7(b), 8(6), 9(3), 10(2), 13(3), 14, 16, 21, 23, 26, 27, 37, 41, 50, 51, 63(5), 64, 65 to 68, 70(5) to 70(7), 76(2), 80, 84, 85 and 86 of the Model Articles shall not apply to the Company.

(d)	reference to "issued Shares" of any class shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise; and

(e)	reference to the "holders" of Shares or a class of Share shall exclude the Company holding Treasury Shares from time to time, unless stated otherwise.

1.4	In respect of any actions or matters requiring or seeking the acceptance, approval, agreement, consent or words having similar effect of an Investor Director under these Articles, if at any time an Investor Director has not been appointed by a person entitled to make such an appointment (each such person, an "Appointer"), or an Investor Director declares in writing to the Company and his Appointer that he considers that providing such consent gives rise or may give rise to a conflict of interest to his duties as a Director, such action or matter shall require the consent of the relevant Appointer.

1.5	Where there is reference to Series A Shares or Series B Shares under these Articles, this reference shall be treated, where appropriate in the context, on an as converted basis if the Conversion Ratio has been adjusted.

1.6	Where there is reference under these Articles to a proportion or percentage of the Shares or Equity Shares or any class of classes of Shares, this reference shall (unless the context otherwise requires) be treated as a reference to a proportion or percentage by number and not by nominal value.

2.	Definitions

In these Articles the following words and expressions shall have the following meanings:

"Act” means the Companies Act 2006 (as amended from time to time);

"Acting in Concert" has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended from time to time);

"Actions" shall have the meaning given in Article 6.3;

“Admission Date” means the date upon which an IPO becomes effective;

"Anti-Dilution Shares" means the Series A Anti-Dilution Shares and/or the Series B Anti-Dilution Shares;

"Arrears" means in relation to any Share, all arrears of any dividend or other sums payable in respect of that Share, whether or not earned or declared and irrespective of whether or not the Company has had at any time sufficient Available Profits to pay such dividend or sums, together with all interest and other amounts payable on that Share;

"Asset Sale" means the disposal by the Company (in one transaction or a series of related transactions) of all or substantially all of its undertaking and assets (where disposal may include, without limitation, the grant by the Company of an exclusive licence of intellectual property not entered into in the ordinary course of business) except where such disposal is to a wholly owned subsidiary of the Company;

"Associate" in relation to any person means:

(a)	any person who is an associate of that person and the question of whether a person is an associate of another is to be determined in accordance with section 435 of the Insolvency Act 1986 and (whether or not an associate as so determined);

(b)	any Member of the same Group;

(c)	any Member of the same Fund Group;

“Associated Government Entities” means:

(a)	any UK Government departments, including their executive agencies, other subsidiary bodies and other parts of UK Government;

(b)	companies wholly or partly owned by UK Government departments and their subsidiaries;

(c)	non-departmental public bodies, other public bodies, public corporations and their subsidiary bodies sponsored by UK Government departments; and/or

(d)	any successors to any of the entities set out in (a), (b) and (c) above or any new bodies which fall within the same criteria;

"Auditors" means the auditors of the Company from time to time, or, if the Company has not appointed auditors, its accountants for the lime being;

"Available Profits" means profits available for distribution within the meaning of part 23 of the Act;

"Bad Leaver" means a person who ceases to be an Employee as a consequence of:

(a)	such person's dismissal as an Employee for cause, where "cause" shall mean:

(i)	his fraud or dishonesty;

(ii)	his having committed any crime punishable by imprisonment;

(b)	such person's resignation as an Employee in circumstances where a Group Company would have been entitled to dismiss such person for cause (as defined in paragraph (a) above,

provided that, in each case, the Board (acting with Investor Director Consent) may decide that a person is not a Bad Leaver.

"Board" means the board of Directors and any committee of the board constituted for the purpose of taking any action or decision contemplated by these Articles;

"Bonus Issue" or "Reorganisation" means any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves (other than a capitalisation issue in substitution for or as an alternative to a cash dividend which is made available to the Series A Shareholders and/or Series B Shareholders) or any issue of Anti-Dilution Shares pursuant to Article 10.3(a) or any consolidation or sub-division or redenomination or any repurchase or redemption of shares (other than Series A Shares and/or Series B Shares) or any variation in the subscription price or conversion rate applicable to any other outstanding shares of the Company, in each case other than in respect of the grant of options under any Share Option Plan(s);

"Business Day" means a day on which English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

"Civil Partner" means in relation to a Shareholder, a civil partner (as defined in the Civil Partnership Act 2004) of the Shareholder;

"Commencement Date" means, in the case of any Employee other than a Founder, the date on which the employment or consultancy of the relevant Employee with the Company or any member of the Group commences;

"Company" means Vaccitech plc;

"Company's Lien" has the meaning given in Article 37.1;

"Conditions" has the meaning given in Article 9.1;

"Controlling Interest" means an interest in shares giving to the holder or holders control of the Company within the meaning of section 1124 of the CTA 2010;

"Conversion Date" has the meanings given in Article 9.1 and Article 9.3 (as applicable);

"Conversion Ratio" means one Ordinary Share and nine Deferred B Shares for each Series A Share or Series B Share (as applicable), subject to adjustment from time to time in accordance with Article 9.10;

"CTA 2010" means the Corporation Tax Act 2010;

"Date of Adoption" means the date on which these Articles were adopted;

“Deferred A Shares” means deferred A shares of £1.00 each in the capital of the Company from time to time;

“Deferred B Shares” means deferred B shares of £0.01 each in the capital of the Company from time to time;

"Deferred Shares" means the Deferred A Shares and the Deferred B Shares from time to time;

"Director(s)" means a director or directors of the Company from time to time;

"Effective Termination Date" means the date on which the Employee's employment or consultancy terminates;

"electronic address" has the same meaning as in section 333 of the Act;

"electronic form" and "electronic means" have the same meaning as in section 1168 of the Act;

"Eligible Director" means a Director who would be entitled to vote on a matter had it been proposed as a resolution at a meeting of the Directors;

"Employee" means an individual who is employed by or who provides consultancy services to, the Company or any member of the Group;

"Employee Option Shares" means any Ordinary Shares that an Employee holds as result of exercising option(s) under any Share Option Plan(s);

"Employee Shares" in relation to an Employee means all Ordinary Shares held by:

(a)	the Employee in question; and

(b)	any Permitted Transferee of that Employee other than those Ordinary Shares held by those persons that an Investor Majority declares itself satisfied were not acquired directly or indirectly from the Employee or by reason of that person's relationship with the Employee;

"Encumbrance" means any mortgage, charge, security, interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including without limitation any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

"Equity Securities" has the meaning given in sections 560(1) to (3) inclusive of the Act and for the avoidance of doubt an allotment of Equity Securities includes a transfer of shares which immediately before such transfer were held by the Company as Treasury Shares;

"Equity Shares" means the Shares other than the Deferred Shares;

"Exercising Investor" means a Series A Exercising Investor and/or Series B Exercising Investor;

"Exit" means a Share Sale, an Asset Sale or an IPO;

"Expert Valuer" is as determined in accordance with Article 17.2;

"Fair Value" is as determined in accordance with Article 17;

"Family Trusts" means as regards any particular individual member or deceased or former individual member, trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the shares in question is for the time being vested in any person other than the individual and/or Privileged Relations of that individual; and so that for this purpose a person shall be considered to be beneficially interested in a share if such share or the income thereof is liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;

"Financial Year" has the meaning set out in section 390 of the Act;

"Founders" means Adrian Hill and Sarah Gilbert;

"Fractional Holders" has the meaning given in Article 9.11;

"Fund Manager" means a person whose principal business is to make, manage or advise upon investments in securities;

“Future Fund” means UK FF Nominees Limited and its Permitted Transferees;

"Good Leaver" means a person who ceases to be an Employee and who is not a Bad Leaver and shall include, without limitation, when the Board (including Investor Director Consent) determines that a person is not a Bad Leaver;

"Group" means the Company and its Subsidiary Undertaking(s) (if any) from time to time and "Group Company" shall be construed accordingly;

"GV" means GV Europe 2014, L.P. and GV 2017, L.P. and their respective Permitted Transferees;

"hard copy form" has the same meaning as in section 1168 of the Act;

"Holding Company" means a newly formed holding company, incorporated in any jurisdiction, which has no previous trading history and has resulted from a Holding Company Reorganisation;

“Holding Company Reorganisation” means any transaction involving the issue of shares in the capital of a Holding Company to the Shareholders, the object or intent of which is to interpose the Holding Company as the sole owner of the Company such that immediately subsequent to such transaction:

(a)	the membership, pro rata shareholdings and classes of shares comprised in the Holding Company is substantially the same as that of the Company (excluding Treasury Shares) immediately prior to such transaction (save for the fact that such shares are issued by a different company);

(b)	the rights attaching to each class of share comprised in the Holding Company are substantially the same as those rights attaching to the like class of share comprised in the share capital of the Company immediately prior to such transaction (save for the fact that such shares are issued by a different company and/or in a different jurisdiction with attendant differences in company law); and

(c)	the constitutional documents of the Holding Company are the same in substantive effect as the articles of association of the Company immediately prior to such acquisition (save for the fact that they apply in respect of a different company, and as to matters and modifications to reflect that the Holding Company may be incorporated in a jurisdiction other than England and Wales);

“Institutional Investor” means any fund, partnership, body corporate, trust or other person or entity whose principal business is to make investments or a person whose business is to make, manage or advise upon investments for any of the foregoing, other than an Institutional Investor who the Board determines in its reasonable discretion is a competitor with the business of the Company;

"Investment Fund" means GV, OSI, the Lead Series B Investor and any other fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager;

"Investor Directors" means the OSI Director and the Lead Series B Investor Director;

"Investor Director Consent" means the prior written consent of any one Investor Director;

"Investor Majority" means (i) a Series A Majority; and (ii) a Series B Majority;

"Investor Majority Consent" means the prior written consent of the Investor Majority;

"Investors" has the meaning given in the Shareholders' Agreement;

"IPO" means the admission of all or any of the Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) on NASDAQ or the New York Stock Exchange or the Official List of the United Kingdom Listing Authority or the AIM Market operated by the London Stock Exchange Pie or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

"ITEPA" means Income Tax (Earnings and Pensions) Act 2003;

"Issue Price" means the price at which the relevant Share is issued, including any premium;

“Lead Series B Investor” means Prudential Credit Opportunities SCSp (an investment vehicle advised by M&G Alternatives Investment Management Ltd);

"Lead Series B Investor Director" means the director of the Company nominated by the Lead Series B Investor pursuant to Article 28.1(d);

"Leaver's Percentage" means, in relation to and for the purposes of determining the number of Employee Shares (other than Employee Option Shares) that are required (pursuant to Article 19) to be converted into Deferred B Shares or to be transferred as a result of an Employee (other than a Founder) ceasing to be an Employee within the Relevant Period, the percentage (rounded to the nearest two decimal places) as calculated using the formula below:

100 - ((1/48 x 100) x NM)

where NM = number of full calendar months from the Commencement Date to the Effective Termination Date such that the Leaver's Percentage shall be zero on the first day of the 49th month after the Commencement Date and thereafter;

"Lien Enforcement Notice" has the meaning given in Article 37.3;

"a Member of the same Fund Group" means if the Shareholder is an Investment Fund or is a nominee of an Investment Fund:

(a)	any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)	any Investment Fund managed or advised by that Fund Manager (or a Fund Manager in the same group);

(c)	any Parent Undertaking or Subsidiary Undertaking of that Fund Manager, or any Subsidiary Undertaking of any Parent Undertaking of that Fund Manager; or

(d)	any trustee, nominee or custodian of such Investment Fund and vice versa;

"a Member of the same Group" means as regards any company, a company which is from time to time a Parent Undertaking or a Subsidiary Undertaking of that company or a Subsidiary Undertaking of any such Parent Undertaking;

"Member of the University Group" means the University, its subsidiaries, any colleges of the University and any Investment Fund in respect of which the University or any of its subsidiaries or any of the colleges of the University acts as a partner, investor, shareholder, adviser, manager, trustee or unit holder and shall include but is not limited to Oxford University Hospitals NHS Foundation Trust and the Wellcome Trust (but excluding OSI);

"NASDAQ" means the NASDAQ Stock Market of the NASDAQ OMX Group Inc.;

"New Securities" means any shares or other securities convertible into, or carrying the right to subscribe for, those shares issued by the Company after the Date of Adoption (other than shares or securities issued as a result of the events set out in Article 13.7) excluding for the avoidance of doubt any Treasury Shares transferred by the Company after the Date of Adoption;

"Offer" has the meaning set out in Article 20.2;

"Offer By Way of Rights" has the meaning set out in Article 9.13;

"Offer Period" has the meaning set out in Article 20.3;

"Ordinary Shareholders" means the holders from time to time of the Ordinary Shares (but excludes the Company holding Treasury Shares);

"Ordinary Shares" means the ordinary shares of £0.01 each in the capital of the Company from time to time;

"Original Shareholder" has the meaning set out in Article 15.1;

"OSI" means Oxford Sciences Innovation pie and its Permitted Transferees;

"OSI Director" means the director of the Company nominated by OSI pursuant to Article 29.1(a);

"Permitted Transfer" means a transfer of Shares in accordance with Article 15;

"Permitted Transferee" means:

(a)	in relation to a Shareholder who is an individual, any of his Privileged Relations, Trustees or Qualifying Companies provided that the transfer is effected for good faith estate planning reasons;

(b)	in relation to a Shareholder which is an undertaking (as defined in section 1161(1) of the Act) means any Member of the same Group;

(c)	in relation to a Shareholder which is an Investment Fund means any Member of the same Fund Group; and

(d)	in relation to an Investor:

(i)	to any Member of the same Group;

(ii)	to any Member of the same Fund Group; or

(iii)	any nominee of that Investor;

(e)	in relation to the University, OSI; and

(f)	in relation to any Member of University Group, any other Member of the University Group or OSI; and

(g)	in relation to the Future Fund:

(i)	any transfer by the Future Fund to any Associated Government Entities;

(ii)	any transfer by the Future Fund of any shares in the capital of the Company that are held by the Future Fund in connection with any sale to an Institutional Investor that is acquiring the whole or part (being not fewer than 10 companies, including the Company) of the Future Fund’s interest in a portfolio of investments which comprise or result from the conversion of unsecured convertible loans substantially on the same terms as the convertible loan agreement relating to the Company and entered into by the Future Fund dated 6 July 2020, provided always that such transaction(s) is bona fide in all respects;

"Preference Amount" means a price per share equal to:

(a)	in respect of the Series A Shares, the amount that was paid up or credited as paid up on the underlying share in Vaccitech Limited which was exchanged for the relevant Series A Share in the Company; and

(b)	in respect of the Series B Shares, the amount that was paid up or credited as paid up on the underlying share in Vaccitech Limited which was exchanged for the relevant Series B Share in the Company;

"Priority Rights" means the rights of Shareholders to purchase Shares contained in a Transfer Notice in the priority stipulated in Article 16.6 or Article 19.4(b) (as the case may be);

"Privileged Relation" in relation to a Shareholder who is an individual member or deceased or former member means a spouse, Civil Partner, child or grandchild (including step or adopted or illegitimate child and their issue);

"Proceeds of Sale" means the consideration payable (including any deferred and/or contingent consideration and any other consideration which, having regard to the substance of the transaction as a whole, can be reasonably regarded as an addition to the price paid or payable for the Shares being sold) whether in cash or otherwise to those Shareholders selling Shares under a Share Sale less any fees, costs and expenses payable in respect of such Share Sale as approved by an Investor Majority;

"Proposed Exit" has the meaning given in Article 6.3;

"Proposed Purchaser" means a proposed purchaser who at the relevant time has made an offer on arm's length terms;

"Proposed Sale Date" has the meaning given in Article 20.3;

"Proposed Sale Notice" has the meaning given in Article 20.3;

"Proposed Sale Shares" has the meaning given in Article 20.3;

"Proposed Seller" means any person proposing to transfer any shares in the capital of the Company;

"Proposed Transfer" has the meaning given in Article 20.1;

"Qualifying Company" means a company in which a Shareholder or Trustee(s) holds the entire issued share capital and over which that Shareholder or Trustee(s) exercises control (within the meaning of section 1124 of the CTA 2010);

"Qualifying IPO" means an IPO in which the net aggregate subscription amount in respect of new Ordinary Shares issued at the time of the IPO is not less than US$100,000,000 at an issue price per Ordinary Share of at least $5,190 (being 1.2x the Issue Price of the Series B Shares subscribed by the Lead Series B Investor) (subject to appropriate adjustment following any Bonus Issue or Reorganisation);

"Qualifying Person" has the meaning given in section 318(3) of the Act;

“Relevant Drag Sale” means a Proposed Drag Sale within two years from the Date of Adoption in which the consideration to be paid to the Lead Series B Investor in respect of each Series B Share held by it is less than $6,487.50 (being 1.5x the Issue Price of the Series B Shares subscribed by the Lead Series B Investor) (subject to appropriate adjustment following any Bonus Issue or Reorganisation);

"Relevant Interest" has the meaning set out in Article 32.5;

"Relevant Period" means 48 months from the Commencement Date;

"Restricted Shares" has the meaning set out in Article 19.6; "Sale Shares" has the meaning set out in Article 16.2(a);

"Seller" has the meaning set out in Article 16.2;

"Series A Anti-Dilution Shares" shall have the meaning given in Article 10.1;

"Series A Exercising Investor" means any holder of Series A Shares who exercises its rights to acquire Series A Anti-Dilution Shares in accordance with Article 10.1;

"Series A Majority" means the holders of in excess of 50 per cent of Series A Shares from time to time;

"Series A Majority Consent" means the prior written consent of the Series A Majority;

"Series A Shareholders" means the holders of Series A Shares (but excludes the Company holding Treasury Shares);

"Series A Shares" means the series A shares of £0.10 each in the capital of the Company from time to time;

"Series A Starting Price" means £1,087.65 (if applicable, adjusted as referred to in Article 10.4);

"Series B Anti-Dilution Shares" shall have the meaning given in Article 10.2;

"Series B Exercising Investor" means any holder of Series B Shares who exercises its rights to acquire Series B Anti-Dilution Shares in accordance with Article 10.2;

"Series B Majority" means the holders of in excess of 50 per cent of Series B Shares from time to time;

"Series B Majority Consent" means the prior written consent of the Series B Majority;

"Series B Shareholders" means the holders of the Series B Shares (but excludes the Company holding Treasury Shares);

"Series B Shares" means the series B shares of £0.10 each in the capital of the Company from time to time;

"Series B Starting Price" means the price per share equal to the amount paid (including premium) for a Series B Share (if applicable, adjusted as referred to in Article 10.4);

"Shareholder" means any holder of any Shares (but excludes the Company holding Treasury Shares);

"Share Option Plan(s)" means the Company's existing share option plan, any other share option plan that may be adopted with Investor Majority Consent, and any share option agreement entered into between the Company and any Employee;

"Shares" means the Ordinary Shares, Deferred Shares, the Series A Shares and the Series B Shares from time to time;

"Share Sale" means the sale of (or the grant of a right to acquire or to dispose of) any of the shares in the capital of the Company (in one transaction or as a series of related transactions) which will result in the purchaser of those shares (or grantee of that right) and persons Acting in Concert with him together acquiring a Controlling Interest in the Company, except where following completion of the sale the shareholders and the proportion of shares held by each of them are the same as the shareholders and their shareholdings in the Company immediately prior to the sale;

"Shareholders' Agreement" means the shareholders' agreement dated [•] 2021 between, amongst others, the Company, the Founders, the University and the Investors;

"Subsidiary", "Subsidiary Undertaking" and "Parent Undertaking" have the respective meanings set out in sections 1159 and 1162 of the Act;

"Transfer Notice" shall have the meaning given in Article 16.2;

"Transfer Price" shall have the meaning given in Article 16.2(c);

"Treasury Shares" means shares in the capital of the Company held by the Company as treasury shares from time to time within the meaning set out in section 724(5) of the Act;

"Trustees" in relation to a Shareholder means the trustee or the trustees of a Family Trust;

"University" means The Chancellor, Masters and Scholars of the University of Oxford; and

"Unvested" means those Employee Shares which may be required to be transferred under Article 19.

3.	Share capital

3.1	In these Articles, unless the context requires otherwise, references to shares of a particular class shall include shares allotted and/or issued after the Date of Adoption and ranking pari passu in all respects (or in all respects except only as to the date from which those shares rank for dividend) with the shares of the relevant class then in issue.

3.2	Except as otherwise provided in these Articles, the Series A Shares, the Series B Shares and the Ordinary Shares shall rank pari passu in all respects but shall constitute separate classes of shares.

3.3	The words "and the directors may determine the terms, conditions and manner of redemption of any such shares" shall be deleted from Article 43(2) of the Model Articles.

3.4	In Article 49(2) of the Model Articles, the words "evidence, indemnity and the payment of a reasonable fee as the directors decide" in paragraph (b) shall be deleted and replaced with the words "evidence, indemnity and the payment of reasonable expenses".

3.5	For the avoidance of doubt, the Company shall not exercise any right in respect of any Treasury Shares, including without limitation any right to:

(a)	receive notice of or to attend or vote at any general meeting of the Company; and

(b)	receive a dividend or other distribution

save as otherwise permitted by section 726(4) of the Act.

3.6	The Company shall be entitled to retain any share certificate(s) relating to Employee Shares while any such Shares remain Unvested.

4.	Dividends

4.1	In respect of any Financial Year, the Company's Available Profits will be applied as set out in this Article 4.

4.2	Any Available Profits which the Company may determine, with Investor Majority Consent, to distribute in respect of any Financial Year; will be distributed among the holders of the Equity Shares (pari passu as if the Equity Shares constituted one class of share) pro rata to their respective holdings of Equity Shares (on an as converted basis in accordance with Article 1.5).

4.3	Subject to the Act and these Articles, the Board may, provided Investor Majority Consent is given, pay interim dividends if justified by the Available Profits in respect of the relevant period.

4.4	Every dividend shall accrue on a daily basis assuming a 365 day year. All dividends are expressed net and shall be paid in cash.

4.5	If there are nil paid or partly paid share(s), any holder of such share(s) shall only be entitled, in case of any dividend, to be paid an amount equal to the amount of the dividend multiplied by the percentage of the amount that is paid up (if any) on such share(s) during any portion or portions of the period in respect of which a dividend is paid.

4.6	A capitalised sum which was appropriated from profits available for distribution may be applied in or towards paying up any sums unpaid on existing Shares held by the persons entitled to such capitalised sum.

4.7	If:

(a)	a Share is subject to the Company's Lien; and

(b)	the Directors are entitled to issue a Lien Enforcement Notice in respect of it,

they may, instead of issuing a Lien Enforcement Notice, deduct from any dividend or other sum payable in respect of the Share any sum of money which is payable to the Company by the holder of that Share to the extent that they are entitled to require payment under a Lien Enforcement Notice. Money so deducted shall be used to pay any of the sums payable in respect of that Share and/or used to discharge any other indebtedness owing from the holder of that Share to the Company (as the Board may decide). The Company shall notify the distribution recipient in writing of:

(i)            the fact and sum of any such deduction;

(ii)           any non-payment of a dividend or other sum payable in respect of a Share resulting from any such deduction; and

(iii)          how the money deducted has been applied.

4.8	Article 72(1) of the Model Articles shall be amended by:

(a)	the replacement of the words "either in writing or as the directors may otherwise decide" at the end of paragraphs (a), (b) and (c) of that Article 72(1) with the words "in writing"; and

(b)	the replacement of the words "either in writing or by such other means as the directors decide" from the end of paragraph (d) of that Article 72(1) with the words "in writing".

5.	Liquidation preference

On a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption or purchase of Shares) the surplus assets of the Company remaining after payment of its liabilities shall be applied (to the extent that the Company is lawfully permitted to do so):

(a)	first in paying to each of the Series B Shareholders, in priority to any other classes of Shares, the greater of:

(i)	an amount per Series B Share held equal to the Preference Amount (provided that if there are insufficient surplus assets to pay the amounts per share equal to the Preference Amount, the remaining surplus assets shall be distributed to the Series B Shareholders pro rata to the amounts paid up on the Series B Shares); or

(ii)	the amount such Series B Shareholder would receive pursuant to Article 5.1(d) if the Series B Shares held by such holder were converted into Ordinary Shares immediately prior to the distribution of assets;

(b)	second in paying to each of the Series A Shareholders the greater of:

(i)	an amount per Series A Share held equal to the Preference Amount (provided that if there are insufficient surplus assets to pay the amounts per share equal to the Preference Amount, the remaining surplus assets shall be distributed to the Series A Shareholders pro rata to the amounts paid up on the Series A Shares); or

(ii)	the amount such Series A Shareholder would receive pursuant to Article 5.1(d) if the Series A Shares held by such holder were converted into Ordinary Shares immediately prior to the distribution of assets;

(c)	third in paying to the holders of the Deferred Shares, if any, a total of £1.00 for each entire class of Deferred Shares (which payment shall be deemed satisfied by payment to any one holder of such class of Deferred Shares);

(d)	the balance of the surplus assets (if any) shall be distributed among the holders of Ordinary Shares pro rata to the number of Ordinary Shares held.

6.	Exit provisions

6.1	Unless the Board and an Investor Majority determines otherwise, on a Share Sale the Proceeds of Sale shall be distributed in the order of priority set out in Article 5 and the Directors shall not register any transfer of Shares if the Proceeds of Sale are not so distributed save in respect of any Shares not sold in connection with that Share Sale provided that if the Proceeds of Sale are not settled in their entirety upon completion of the Share Sale:

(a)	the Directors shall not be prohibited from registering the transfer of the relevant Shares so long as the Proceeds of Sale that are settled have been distributed in the order of priority set out in Article 5; and

(b)	the Shareholders shall take any action required by an Investor Majority to ensure that the Proceeds of Sale in their entirety are distributed in the order of priority set out in Article 5.

In the event that the Proceeds of Sale are distributed on more than one occasion (for any deferred or contingent consideration or otherwise), the consideration so distributed on any further occasion shall be paid by continuing the distribution from the previous distribution of consideration in the order of priority set out in Article 5.

6.2	Unless the Board and an Investor Majority determines otherwise, on an Asset Sale the surplus assets of the Company remaining after payment of its liabilities shall be distributed (to the extent that the Company is lawfully permitted to do so) in the order of priority set out in Article 5 provided always that if it is not lawful for the Company to distribute its surplus assets in accordance with the provisions of these Articles, the Shareholders shall take any action required by an Investor Majority (including, but without prejudice to the generality of this Article 6.2, actions that may be necessary to put the Company into voluntary liquidation) so that Article 5 applies.

6.3	In the event of an Exit approved by the Board and an Investor Majority in accordance with the terms of these Articles (the "Proposed Exit"), all Shareholders shall consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Exit ("Actions"). The Shareholders shall be required to take all Actions with respect to the Proposed Exit as are required by the Board to facilitate the Proposed Exit, provided that the principles in Article 22.6 shall apply mutatis mutandis. If any Shareholder fails to comply with the provisions of this Article, the Company shall be constituted the agent of each defaulting Shareholder for taking the Actions as are necessary to effect the Proposed Exit and the Directors may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents and the Company may receive any purchase money due to the defaulting Shareholder in trust for each of the defaulting Shareholders.

7.	Votes in general meeting

7.1	The Series A Shares shall confer on each holder of Series A Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company.

7.2	The Series B Shares shall confer on each holder of Series B Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company.

7.3	The Ordinary Shares shall confer on each holder of Ordinary Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company.

7.4	The Deferred Shares (if any) shall not entitle the holders of them to receive notice of, to attend, to speak or to vote at any general meeting of the Company.

7.5	Where Shares confer a right to vote, on a show of hands each holder of such shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll each such holder so present shall have one vote for each Share held by him (on an as converted basis in accordance with Article 1.5).

7.6	No voting rights attached to a share which is nil paid or partly paid may be exercised at any general meeting, at any adjournment of it or at any poll called at or in relation to it unless all of the amounts payable to the Company in respect of that share have been paid.

8.	Consolidation of Shares

8.1	Whenever as a result of a consolidation of Shares any Shareholders would become entitled to fractions of a Share, the Directors may, on behalf of those Shareholders, sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those Shareholders, and the Directors may authorise any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

8.2	When the Company sub-divides or consolidates all or any of its Shares, the Company may, subject to the Act and to these Articles, by ordinary resolution determine that, as between the Shares resulting from the sub-division or consolidation, any of them may have any preference or advantage or be subject to any restriction as compared with the others.

9.	Conversion of Series A Shares and Series B Shares

9.1	Any holder of Series A Shares and/or Series B Shares shall be entitled, by notice in writing to the Company, to require conversion of all of the fully paid Series A Shares and/or Series B Shares held by them at any time into Ordinary Shares and Deferred B Shares and those Series A Shares and/or Series B Shares shall convert automatically on the date of such notice (the "Conversion Date"), provided that the holder may in such notice, state that conversion of its Series A Shares and/or Series B Shares is conditional upon the occurrence of one or more events (the "Conditions").

9.2	All of the fully paid Series A Shares and Series B Shares shall automatically convert into Ordinary Shares and Deferred B Shares immediately upon the occurrence of a Qualifying IPO.

9.3	All of the fully paid Series A Shares shall automatically convert into Ordinary Shares and Deferred B Shares on the date of a notice given by the Series A Majority (which date shall be treated as the Conversion Date).

9.4	All of the fully paid Series B Shares shall automatically convert into Ordinary Shares and Deferred B Shares on the date of a notice given by the Series B Majority (which date shall be treated as the Conversion Date).

9.5	In the case of (i) Articles 9.1, 9.3 and 9.4, not more than five Business Days after the Conversion Date or (ii) in the case of Article 9.2, at least five Business Days prior to the occurrence of the Qualifying IPO, each holder of the relevant Series A Shares and/or Series B Shares shall deliver the certificate (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the Series A Shares and/or Series B Shares being converted to the Company at its registered office for the time being.

9.6	Where conversion is mandatory on the occurrence of a Qualifying IPO, that conversion will be effective only immediately prior to and conditional upon such Qualifying IPO (and "Conversion Date" shall be construed accordingly) and, if such Qualifying IPO does not become effective or does not take place, such conversion shall be deemed not to have occurred. In the event of a conversion under Article 9.1, if the Conditions have not been satisfied or waived by the relevant holder by the Conversion Date such conversion shall be deemed not to have occurred.

9.7	On the Conversion Date, the relevant Series A Shares and/or Series B Shares shall without further authority than is contained in these Articles stand converted into Ordinary Shares and Deferred B Shares on the basis of the Conversion Ratio, and the Ordinary Shares and Deferred B Shares resulting from that conversion shall in all other respects rank pari passu with the existing issued Ordinary Shares and Deferred B Shares (as the case may be).

9.8	The Company shall on the Conversion Date enter the holder of the converted Series A Shares and/or Series B Shares on the register of members of the Company as the holder of the appropriate number of Ordinary Shares and Deferred B Shares and, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the Series A Shares and/or Series B Shares in accordance with this Article, the Company shall within 10 Business Days of the Conversion Date forward to such holder of Series A Shares and/or Series B Shares by post to his address shown in the register of members, free of charge, a definitive certificate for the appropriate number of fully paid Ordinary Shares and Deferred B Shares.

9.9	On the Conversion Date (or as soon afterwards as it is possible to calculate the amount payable), the Company will, if it has sufficient Available Profits, pay to holders of the Series A Shares and/or Series B Shares falling to be converted a dividend equal to all Arrears and accruals of dividends in relation to those Series A Shares and/or Series B Shares to be calculated on a daily basis down to and including the day immediately preceding the Conversion Date. If the Company has insufficient Available Profits to pay all such Arrears and accruals of dividends in full then it will pay the same to the extent that it is lawfully able to do so and any Arrears and accruals of dividends that remain outstanding shall continue to be at debt due from and immediately payable by the Company.

9.10	The Conversion Ratio shall from time to time be adjusted in accordance with the provisions of this Article:

(a)	if Series A Shares and/or Series B Shares remain capable of being converted into new Ordinary Shares and Deferred B Shares and there is a consolidation and/or sub-division of Ordinary Shares or Deferred B Shares, the Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board (with Investor Director Consent) is fair and reasonable, to maintain the right to convert so as to ensure that each Series A Shareholder and Series B Shareholder is in no better or worse position as a result of such consolidation or sub-division, such adjustment to become effective immediately after such consolidation or sub-division;

(b)	if Series A Shares and/or Series B Shares remain capable of being converted into Ordinary Shares and Deferred B Shares, on an allotment of fully-paid Ordinary Shares or Deferred B Shares pursuant to a capitalisation of profits or reserves to holders of Ordinary Shares or Deferred B Shares (as applicable) the Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board (with Investor Director Consent) is fair and reasonable, to maintain the right to convert so as to ensure that each Series A Shareholder and Series B Shareholder is in no better or worse position as a result of such capitalisation of profits or reserves, such adjustment to become effective as at the record date for such issue.

9.11	If any Series A Shareholder and/or Series B Shareholder becomes entitled to fractions of an Ordinary Share or Deferred B Share as a result of conversion ("Fractional Holders"), the Directors may (in their absolute discretion) deal with these fractions as they think fit on behalf of the Fractional Holders. In particular, the Directors may aggregate and sell the fractions to a person for the best price reasonably obtainable and distribute the net proceeds of sale in due proportions among the Fractional Holders or may ignore fractions or accrue the benefit of such fractions to the Company rather than the Fractional Holder. For the purposes of completing any such sale of fractions, the chairman of the Company or, failing him, the secretary will be deemed to have been appointed the Fractional Holder's agent for the purpose of the sale.

9.12	If a doubt or dispute arises concerning an adjustment of the Conversion Ratio in accordance with Article 9.10, or if so requested by an Investor Majority, the Board shall refer the matter to the Auditors for determination who shall make available to all Shareholders their report and whose certificate as to the amount of the adjustment is, in the absence of manifest error, conclusive and binding on all concerned and their costs shall be met by the Company.

9.13	If Series A Shares and/or Series B Shares remain capable of being converted into Ordinary Shares or Deferred B Shares and new Ordinary Shares or Deferred B Shares are offered by the Company by way of rights to holders of Ordinary Shares or Deferred B Shares (as applicable) (an "Offer By Way of Rights"), the Company shall on the making of each such offer, make a like offer to each Series A Shareholder and Series B Shareholder as if immediately before the record date for the Offer By Way Of Rights, his Series A Shares and Series B Shares had been converted into fully-paid Ordinary Shares and Deferred B Shares at the then applicable Conversion Ratio.

10.	Anti-Dilution protection

Series A Shares

10.1	If New Securities are issued by the Company at a price per New Security which equates to less than the Series A Starting Price (a "Series A Qualifying Issue") (which in the event that the New Security is not issued for cash shall be a price certified by the Auditors acting as experts and not as arbitrators as being in their opinion the current cash value of the new consideration for the allotment of the New Securities) then the Company shall, unless and to the extent that any of the holders of Series A Shares shall have specifically waived their rights under this Article in writing, issue to each holder of Series A Shares (the "Series A Exercising Investor") a number of new Series A Shares determined by applying the following formula (and rounding the product, N, down to the nearest whole share), subject to adjustment as certified in accordance with Article 10.4 (the "Series A Anti-Dilution Shares"):

Where:

N=	Number of Series A Anti-Dilution Shares to be issued to the Series A Exercising Investor

WA=

SIP =	Series A Starting Price

ESC =	the number of Equity Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants) in each case immediately prior to the Series A Qualifying Issue (excluding, for the avoidance of doubt, any Anti-Dilution Shares issued or to be issued in connection with such Series A Qualifying Issue)

QISP =	the lowest per share price of the New Securities issued pursuant to the Series A Qualifying Issue (which in the event that that New Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non cash consideration for the allotment of the New Security)

NS =	the number of New Securities issued pursuant to the Series A Qualifying Issue (excluding, for the avoidance of doubt, any Anti-Dilution Shares issued or to be issued in connection with such Series A Qualifying Issue)

Z =	the number of Series A Shares held by the Exercising Investor prior to the Series A Qualifying Issue.

Series B Shares

10.2	If New Securities are issued by the Company at a price per New Security which equates to less than the Series B Starting Price (a "Series B Qualifying Issue") (which in the event that the New Security is not issued for cash shall be a price certified by the Auditors acting as experts and not as arbitrators as being in their opinion the current cash value of the new consideration for the allotment of the New Securities) then the Company shall, unless and to the extent that Series B Majority shall have waived the rights of the holders of Series B Shares under this Article in writing, issue to each holder of Series B Shares (the "Series B Exercising Investor") a number of new Series B Shares determined by applying the following formula (and rounding the product, N, down to the nearest whole share), subject to adjustment as certified in accordance with Article 10.4 (the "Series B Anti-Dilution Shares"):

Where:

N=	Number of Series B Anti-Dilution Shares to be issued to the Series B Exercising Investor

WA=

SIP =	Series B Starting Price

ESC =	the number of Equity Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants) in each case immediately prior to the Series B Qualifying Issue (excluding, for the avoidance of doubt, any Anti-Dilution Shares issued or to be issued in connection with such Series B Qualifying Issue)

QISP =	the lowest per share price of the New Securities issued pursuant to the Series B Qualifying Issue (which in the event that that New Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non cash consideration for the allotment of the New Security)

NS =	the number of New Securities issued pursuant to the Series B Qualifying Issue (excluding, for the avoidance of doubt, any Anti-Dilution Shares issued or to be issued in connection with such Series B Qualifying Issue)

Z =	the number of Series B Shares held by the Exercising Investor prior to the Series B Qualifying Issue.

10.3	The Anti-Dilution Shares shall:

(a)	be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or a majority of the Exercising Investors shall agree otherwise, in which event the Exercising Investors shall be entitled to subscribe for the Anti-Dilution Shares in cash at par (being the par value approved in advance by the Board with Investor Director Consent) and the entitlement of such Exercising Investors to Anti-Dilution Shares shall be increased by adjustment to the formula set out in Article 10.1 and/or Article 10.2 (as applicable) so that the Exercising Investors shall be in no worse position than if they had not so subscribed at par. In the event of any dispute between the Company and any Exercising Investor as to the effect of Article 10.1, Article 10.2 or this Article 10.3, the matter shall be referred (at the cost of the Company) to the Auditors for certification of the number of Anti-Dilution Shares to be issued. The Auditor's certification of the matter shall in the absence of manifest error be final and binding on the Company and the Exercising Investor; and

(b)	subject to the payment of any cash payable pursuant to Article 10.3(a) (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects with the existing Series A Shares and/or Series B Shares (as applicable), within five Business Days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to Article 10.3(a).

10.4	In the event of any Bonus Issue or Reorganisation (other than a Bonus Issue or Reorganisation in which shares are issued as a result of the events set out in Article 13.7(b) or 13.7(d)), the Series A Starting Price and the Series B Starting Price shall also be subject to adjustment on such basis as may be agreed by the Company with the Investor Majority within 10 Business Days after any Bonus Issue or Reorganisation. If the Company and the Investor Majority cannot agree such adjustment it shall be referred to the Auditors whose determination shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders. The costs of the Auditors shall be borne by the Company.

10.5	For the purposes of Articles 10.2 – 10.4, it is acknowledged that the Series B Starting Price may comprise of more than one value and that the calculations in Article 10.2 shall be applied separately for each such value as regards to those Series B Shares with such value.

10.6	For the purposes of this Article 10 any Shares held as Treasury Shares by the Company shall be disregarded when calculating the number of Anti-Dilution Shares to be issued.

11.	Deferred Shares

11.1	Subject to the Act, any Deferred Shares may be purchased or (if such shares are issued as redeemable shares) redeemed by the Company at any time at its option for one penny for all the Deferred Shares registered in the name of any holder(s) without obtaining the sanction of the holder(s).

11.2	The allotment or issue of Deferred Shares or the conversion or re-designation of shares into Deferred Shares shall be deemed to confer irrevocable authority on the Company at any time after their allotment, issue, conversion or re-designation, without obtaining the sanction of such holder(s), to:

(a)	appoint any person to execute any transfer (or any agreement to transfer) such Deferred Shares to such person(s) as the Company may determine (as nominee or custodian thereof or otherwise); and/or

(b)	give, on behalf of such holder, consent to the cancellation of such Deferred Shares; and/or

(c)	purchase such Deferred Shares in accordance with the Act,

in any such case (i) for a price being not more than an aggregate sum of one penny for all the Deferred Shares registered in the name of such holder(s) and (ii) with the Company having authority pending such transfer, cancellation and/or purchase to retain the certificates (if any) in respect thereof.

11.3	No Deferred Share may be transferred without the prior consent of the Board.

12.	Variation of rights

12.1	Whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any such class may only be varied or abrogated (either whilst the Company is a going concern or during or in contemplation of a winding-up) with the consent in writing of the holders of more than 50 per cent. in nominal value of the issued shares of that class save that the special rights attaching to the Series A Shares may only be varied or abrogated with Series A Majority Consent and the special rights attaching to the Series B Shares may only be varied or abrogated with Series B Majority Consent.

12.2	The creation of a new class of shares which has preferential rights to one or more existing classes of shares shall not constitute a variation of the rights of those existing classes of shares.

13.	Allotment of new shares or other securities: pre-emption

13.1	Subject to the remaining provisions of this Article 13, the Directors are generally and unconditionally authorised for the purpose of section 551 of the Act to exercise any power of the Company to:

(a)	allot Shares; or

(b)	grant rights to subscribe for or convert any securities into Shares,

to any persons, at any times and subject to any terms and conditions as the Directors think proper, provided that:

(c)	this authority shall be limited to a maximum nominal amount of £82.76;

(d)	this authority shall only apply insofar as the Company has not by resolution waived or revoked it; and

(e)	(this authority may only be exercised for a period of five years commencing upon the Date of Adoption, save that the Directors may make an offer or agreement which would or might require Shares to be allotted or rights granted to subscribe for or convert any security into Shares after the expiry of such authority (and the Directors may allot Shares or grant such rights in pursuance of an offer or agreement as if such authority had not expired).

This authority is in substitution for all subsisting authorities to the extent unused.

13.2	Sections 561(1) and 562(1) to (5) (inclusive) of the Act do not apply to an allotment of Equity Securities made by the Company.

13.3	Unless otherwise agreed by special resolution, if the Company proposes to allot any New Securities prior to a Qualifying IPO, those New Securities shall not be allotted to any person unless the Company has in the first instance offered them to all holders of Equity Shares (the "Subscribers") on the same terms and at the same price as those New Securities are being offered to other persons on a pari passu and pro rata basis to the number of Equity Shares (as if the Equity Shares constituted one and the same class) held by those holders (as nearly as may be without involving fractions). The offer:

(a)	shall be in writing, be open for acceptance from the date of the offer to the date 10 Business Days after the date of the offer (inclusive) (the "Subscription Period") and give details of the number and subscription price of the New Securities; and

(b)	may stipulate that any Subscriber who wishes to subscribe for a number of New Securities in excess of the proportion to which each is entitled shall in their acceptance state the number of excess New Securities for which they wish to subscribe.

13.4	If, at the end of the Subscription Period, the number of New Securities applied for is equal to or exceeds the number of New Securities, the New Securities shall be allotted to the Subscribers who have applied for New Securities on a pro rata basis to the number of Equity Shares held by such Subscribers which procedure shall be repeated until all New Securities have been allotted (as nearly as may be without involving fractions or increasing the number allotted to any Subscriber beyond that applied for by him).

13.5	If, at the end of the Subscription Period, the number of New Securities applied for is less than the number of New Securities, the New Securities shall be allotted to the Subscribers in accordance with their applications and any remaining New Securities shall be offered to any other person as the Directors may determine at the same price and on the same terms as the offer to the Subscribers.

13.6	Subject to the requirements of Articles 13.3 to 13.5 (inclusive) and to the provisions of section 551 of the Act, any New Securities shall be at the disposal of the Board who may allot, grant options over or otherwise dispose of them to any persons at those times and generally on the terms and conditions they think proper, provided that the allotment or grant to that person must be approved in writing by an Investor Majority.

13.7	The provisions of Articles 13.3 to 13.6 (inclusive) shall not apply to:

(a)	options to subscribe for Ordinary Shares under the Share Option Plans;

(b)	New Securities issued or granted in order for the Company to comply with its obligations under these Articles including, but not limited to, the Anti-Dilution Shares;

(c)	New Securities issued in consideration of the acquisition by the Company of any company or business which has been approved in writing by an Investor Majority;

(d)	New Securities which the Board and an Investor Majority have agreed in writing should be issued without complying with the procedure set out in this Article 13; and

(e)	New Securities issued as a result of a Bonus Issue or Reorganisation which has been approved in writing by an Investor Majority.

13.8	Any New Securities offered under this Article 13 to an Investor may be accepted in full or part only by a Member of the same Fund Group as that Investor or a Member of the same Group as that Investor in accordance with the terms of this Article 13.

13.9	No Shares shall be allotted (nor any Treasury Shares be transferred) to any Employee, Director, prospective Employee or prospective director of the Company, who in the opinion of the Board is subject to taxation in the United Kingdom, unless such person has entered into a joint section 431 ITEPA election with the Company if so required by the Company.

14.	Transfers of Shares - general

14.1	In Articles 14 to 22 inclusive, reference to the transfer of a Share includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or Encumbrance over that Share and reference to a Share includes a beneficial or other interest in a Share.

14.2	No Share may be transferred unless the transfer is made in accordance with these Articles.

14.3	If a Shareholder transfers or purports to transfer a Share otherwise than in accordance with these Articles he will be deemed immediately to have served a Transfer Notice in respect of all Shares held by him.

14.4	Any transfer of a Share by way of sale which is required to be made under Articles 16 to 22 (inclusive) will be deemed to include a warranty that the transferor sells with full title guarantee.

14.5	The Directors may refuse to register a transfer if:

(a)	it is a transfer of a Share to a bankrupt, a minor or a person of unsound mind;

(b)	the transfer is to an Employee, Director or prospective Employee or prospective director of the Company, who in the opinion of the Board is subject to taxation in the United Kingdom, and such person has not entered into a joint section 431 ITEPA election with the Company;

(c)	it is a transfer of a Share which is not fully paid:

(i)            to a person of whom the Directors do not approve; or

(ii)           on which Share the Company has a lien;

(d)	the transfer is not lodged at the registered office or at such other place as the Directors may appoint;

(e)	the transfer is not accompanied by the certificate for the Shares to which it relates (or an indemnity for lost certificate in a form acceptable to the Board) and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(f)	the transfer is in respect of more than one class of Shares;

(g)	the transfer is in favour of more than four transferees; or

(h)	these Articles otherwise provide that such transfer shall not be registered.

If the Directors refuse to register a transfer, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

14.6	The Directors may, as a condition to the registration of any transfer of shares in the Company (whether pursuant to a Permitted Transfer or otherwise), require the transferee to execute and deliver to the Company a deed agreeing to be bound by the terms of any shareholders' agreement or similar document in force between some or all of the Shareholders and the Company in any form as the Directors may reasonably require (but not so as to oblige the transferee to have any obligations or liabilities greater than those of the proposed transferor under any such agreement or other document) and if any condition is imposed in accordance with this Article 14.6 the transfer may not be registered unless that deed has been executed and delivered to the Company's registered office by the transferee.

14.7	To enable the Directors to determine whether or not there has been any disposal of shares in the capital of the Company (or any interest in shares in the capital of the Company) in breach of these Articles the Directors may, with Investor Director Consent, require any holder or the legal personal representatives of any deceased holder or any person named as transferee in any transfer lodged for registration or any other person who the Directors or the Investor Directors may reasonably believe to have information relevant to that purpose, to furnish to the Company that information and evidence the Directors may request regarding any matter which they deem relevant to that purpose, including (but not limited to) the names, addresses and interests of all persons respectively having interests in the shares in the capital of the Company from time to time registered in the holder's name. If the information or evidence is not provided to enable the Directors to determine to their reasonable satisfaction that no breach has occurred, or where as a result of the information and evidence the Directors are reasonably satisfied that a breach has occurred, the Directors shall immediately notify the holder of such shares in the capital of the Company in writing of that fact and the following shall occur:

(a)	the relevant shares shall cease to confer upon the holder of them (including any proxy appointed by the holder) any rights to vote (whether on a show of hands or on a poll and exercisable at a general meeting or at any separate meeting of the class in question) provided that, at the election of the relevant Investor, such rights shall not cease if as a result of such cessation the Company shall become a Subsidiary of an Investor; or

(b)	the withholding of payment of all dividends or other distributions otherwise attaching to the relevant shares or to any further shares issued in respect of those shares; and

(c)	the holder may be required at any time following receipt of the notice to transfer some or all of its Shares to any person(s) at the price that the Directors may require by notice in writing to that holder.

The rights referred to in (a) and (b) above may be reinstated by the Board subject to Investor Director Consent and shall in any event be reinstated upon the completion of any transfer referred to in (c) above.

14.8	In any case where the Board requires a Transfer Notice to be given in respect of any Shares, if a Transfer Notice is not duly given within a period of 10 Business Days of demand being made, a Transfer Notice shall be deemed to have been given at the expiration of that period.

14.9	If a Transfer Notice is required to be given by the Board or is deemed to have been given under these Articles, the Transfer Notice, unless otherwise specified in the Articles, will be treated as having specified that:

(a)	the Transfer Price for the Sale Shares will be as agreed between the Board (including Investor Director Consent) (any director who is a Seller or with whom the Seller is connected (within the meaning of section 252 of the Act) not voting) and the Seller, or, failing agreement within five Business Days after the date on which the Board becomes aware that a Transfer Notice has been deemed to have been given, will be the Fair Value of the Sale Shares;

(b)	it does not include a Minimum Transfer Condition (as defined in Article 16.2(d)); and

(c)	the Seller wishes to transfer all of the Shares held by it.

14.10	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of:

(a)	the transferor; and

(b)	(if any of the shares is partly or nil paid) the transferee.

15.	Permitted Transfers

15.1	A Shareholder (who is not a Permitted Transferee) (the "Original Shareholder") may transfer all or any of his or its Shares to a Permitted Transferee without restriction as to price or otherwise.

15.2	Shares previously transferred as permitted by Article 15.1 may be transferred by the transferee to any other Permitted Transferee of the Original Shareholder without restriction as to price or otherwise.

15.3	Where under the provision of a deceased Shareholder's will or laws as to intestacy, the persons legally or beneficially entitled to any Shares, whether immediately or contingently, are Permitted Transferees of the deceased Shareholder, the legal representative of the deceased Shareholder may transfer any Share to those Permitted Transferees, in each case without restriction as to price or otherwise.

15.4	If a Permitted Transferee who was a Member of the same Group as the Original Shareholder ceases to be a Member of the same Group as the Original Shareholder, the Permitted Transferee must not later than five Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or a Member of the same Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to have given a Transfer Notice in respect of those Shares.

15.5	If a Permitted Transferee who was a Member of the same Fund Group as the Original Shareholder ceases to be a Member of the same Fund Group, the Permitted Transferee must not later than five Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or a Member of the same Fund Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to give a Transfer Notice in respect of such Shares.

15.6	If a Permitted Transferee who was a Member of the University Group ceases to be a Member of the University Group, the Permitted Transferee must not later than five Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or another Member of the University Group (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to have given a Transfer Notice in respect of those Shares.

15.7	Trustees may (i) transfer Shares to a Qualifying Company or (ii) transfer Shares to the Original Shareholder or to another Permitted Transferee of the Original Shareholder or (iii) transfer Shares to the new or remaining trustees upon a change of Trustees without restrictions as to price or otherwise.

15.8	No transfer of Shares may be made to Trustees unless the Board is satisfied:

(a)	with the terms of the trust instrument and in particular with the powers of the trustees;

(b)	with the identity of the proposed trustees;

(c)	the proposed transfer will not result in 50 per cent or more of the aggregate of the Company's equity share capital being held by trustees of that and any other trusts; and

(d)	that no costs incurred in connection with the setting up or administration of the Family Trust in question are to be paid by the Company.

15.8	If a Permitted Transferee who is a Qualifying Company of the Original Shareholder ceases to be a Qualifying Company of the Original Shareholder, it must within five Business Days of so ceasing, transfer the Shares held by it to the Original Shareholder (or, to any Permitted Transferee of the Original Shareholder) (and may do so without restriction as to price or otherwise) failing which it will be deemed (unless it obtains the approval of the Board (to include Investor Director Consent) to have given a Transfer Notice in respect of such Shares.

15.9	If a Permitted Transferee who is a spouse or Civil Partner of the Original Shareholder ceases to be a spouse or Civil Partner of the Original Shareholder whether by reason of divorce or otherwise he must, within 15 Business Days of so ceasing either:

(a)	execute and deliver to the Company a transfer of the Shares held by him to the Original Shareholder (or, to any Permitted Transferee of the Original Shareholder) for such consideration as may be agreed between them; or

(b)	give a Transfer Notice to the Company in accordance with Article 16.2, failing which he shall be deemed to have given a Transfer Notice.

15.10	On the death (subject to Article 15.3), bankruptcy, liquidation, administration or administrative receivership of a Permitted Transferee (other than a joint holder) his personal representatives or trustee in bankruptcy, or its liquidator, administrator or administrative receiver must within five Business Days after the date of the grant of probate, the making of the bankruptcy order or the appointment of the liquidator, administrator or the administrative receiver execute and deliver to the Company a transfer of the Shares held by the Permitted Transferee without restriction as to price or otherwise. The transfer shall be to the Original Shareholder if still living (and not bankrupt or in liquidation) or, if so directed by the Original Shareholder, to any Permitted Transferee of the Original Shareholder. If the transfer is not executed and delivered within five Business Days of such period or if the Original Shareholder has died or is bankrupt or is in liquidation, administration or administrative receivership, the personal representative or trustee in bankruptcy or liquidator, administrator or administrative receiver will be deemed to have given a Transfer Notice.

15.11	A transfer of any Shares approved by the Board and the Investor Majority may be made without restriction as to price or otherwise and with any such conditions as may be imposed and each such transfer shall be registered by the Directors. For the avoidance of doubt, the restrictions imposed by Article 16 shall not apply in relation to any such transfer.

15.12	Any Shares may at any time be transferred where there is a sale of the entire issued share capital of the Company to a Holding Company, which has been approved by the Board and an Investor Majority.

15.13	The Company shall only be permitted to sell or transfer any Shares held as Treasury Shares to any person with Investor Majority Consent.

16.	Transfers of Shares subject to pre-emption rights

16.1	Save where the provisions of Articles 15, 20, 21 and 22 apply, any transfer of Shares by a Shareholder prior to a Qualifying IPO shall be subject to the pre-emption rights contained in this Article 16.

16.2	A Shareholder who wishes to transfer Shares (a "Seller") shall, except as otherwise provided in these Articles, before transferring or agreeing to transfer any Shares give notice in writing (a "Transfer Notice") to the Company specifying:

(a)	the number of Shares which he wishes to transfer (the "Sale Shares");

(b)	if he wishes to sell the Sale Shares to a third party, the name of the proposed transferee;

(c)	the price at which he wishes to transfer the Sale Shares; and

(d)	whether the Transfer Notice is conditional on all or a specific number of the Sale Shares being sold to Shareholders ( a "Minimum Transfer Condition").

If no cash price is specified by the Seller, the price at which the Sale Shares are to be transferred (the "Transfer Price") must be agreed by the Board (including Investor Director Consent). In addition, if the price is not specified in cash, an equivalent cash value price must be agreed between the Seller and the Board (including Investor Director Consent). In both cases, the price will be deemed to be the Fair Value of the Sale Shares if no price is agreed within 5 Business Days of the Company receiving the Transfer Notice.

16.3	Unless otherwise determined by the Board (with Investor Director Consent), no Transfer Notice once given or deemed to have been given under these Articles may be withdrawn.

16.4	A Transfer Notice constitutes the Company the agent of the Seller for the sale of the Sale Shares at the Transfer Price.

16.5	As soon as practicable following the later of:

(a)	receipt of a Transfer Notice; and

(b)	in the case where the Transfer Price has not been agreed, the determination of the Transfer Price under Article 17,

the Board shall offer the Sale Shares for sale to the Shareholders in the manner set out in Articles 16.6 and 16.7. Each offer must be in writing and give details of the number and Transfer Price of the Sale Shares offered.

16.6	Priority for offer of Sale Shares

(a)	If the Sale Shares are Series A Shares or Series B Shares, the Company shall offer them to the Series A Shareholders and Series B Shareholders (as if the Series A Shares and Series B Shares constituted one and the class); and

(b)	Save as set out in Article 19.4(b), if the Sale Shares are Ordinary Shares, the Sale Shares shall be offered to the holders of Equity Shares (as if the Equity Shares constituted one and the same class), in each case on the basis set out in Article 16.7.

16.7	Transfers: Offer

(a)	The Board shall offer the Sale Shares pursuant to the Priority Rights to all shareholders specified in the offer other than the Seller (the "Continuing Shareholders") inviting them to apply in writing within the period from the date of the offer to the date 10 Business Days after the offer (inclusive) (the "Offer Period") for the maximum number of Sale Shares they wish to buy.

(b)	If the Sale Shares are subject to a Minimum Transfer Condition then any allocation made under this Article 16.7 will be conditional on the fulfilment of the Minimum Transfer Condition.

(c)	If, at the end of the Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares, the Board shall allocate the Sale Shares to each Continuing Shareholder who have applied for Sale Shares in the proportion (fractional entitlements being rounded to the nearest whole number) which his existing holding of the relevant class(es) of Shares bears to the total number of the relevant class(es) of Shares held by those Continuing Shareholders who have applied for Sale Shares which procedure shall be repeated until all Sale Shares have been allocated but no allocation shall be made to a Shareholder of more than the maximum number of Sale Shares which he has stated he is willing to buy.

16.8	If, at the end of the Offer Period, the number of Sale Shares applied for is less than the number of Sale Shares, the Board shall allocate the Sale Shares to the Continuing Shareholders in accordance with their applications and the balance will be dealt with in accordance with Article 16.9(e).

16.9	Completion of transfer of Sale Shares

(a)	If the Transfer Notice includes a Minimum Transfer Condition and the total number of Shares applied for does not meet the Minimum Transfer Condition the Board shall notify the Seller and all those to whom Sale Shares have been conditionally allocated under Article 16.7 stating the condition has not been met and that the relevant Transfer Notice has lapsed with immediate effect.

(b)	If:

(i)	the Transfer Notice does not include a Minimum Transfer Condition; or

(ii)	the Transfer Notice does include a Minimum Transfer Condition and allocations have been made in respect of all or the minimum required number of the Sale Shares,

the Board shall, when no further offers are required to be made under Article 16.7 and once the requirements of Articles 20 and/or 21 have been fulfilled to the extent required, give written notice of allocation (an "Allocation Notice") to the Seller and each Shareholder to whom Sale Shares have been allocated (an "Applicant") specifying the number of Sale Shares allocated to each Applicant and the place and time (being not less than 5 Business Days nor more than 10 Business Days after the date of the Allocation Notice) for completion of the transfer of the Sale Shares.

(c)	Upon service of an Allocation Notice, the Seller must, against payment of the Transfer Price, transfer the Sale Shares in accordance with the requirements specified in it.

(d)	If the Seller fails to comply with the provisions of Article 16.9(c):

(i)	the chairman of the Company or, failing him, one of the directors, or some other person nominated by a resolution of the Board, may on behalf of the Seller:

(A)          complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Applicants;

(B)          receive the Transfer Price and give a good discharge for it; and

(C)          (subject to the transfer being duly stamped) enter the Applicants in the register of Shareholders as the holders of the Shares purchased by them; and

(ii)	the Company shall pay the Transfer Price into a separate bank account in the Company's name on trust (but without interest) or otherwise hold the Transfer Price on trust for the Seller until he has delivered to the Company his certificate or certificates for the relevant Shares (or an indemnity for lost certificate in a form acceptable to the Board).

(e)	If an Allocation Notice does not relate to all the Sale Shares then, subject to Article 16.9(f), the Seller may, within eight weeks after service of the Allocation Notice, transfer the unallocated Sale Shares to any person at a price at least equal to the Transfer Price.

(f)	The right of the Seller to transfer Shares under Article 16.9(e) does not apply if the Board is of the opinion on reasonable grounds that:

(i)	the transferee is a person (or a nominee for a person) who the Board (with Investor Director Consent) determine in their absolute discretion is a competitor with (or an Associate of a competitor with) the business of the Company or with a Subsidiary Undertaking of the Company;

(ii)	the sale of the Sale Shares is not bona fide or the price is subject to a deduction, rebate or allowance to the transferee; or

(iii)	the Seller has failed or refused to provide promptly information available to it or him and reasonably requested by the Board for the purpose of enabling it to form the opinion mentioned above.

16.10	Any Sale Shares offered under this Article 16 to an Investor may be accepted in full or part only by a Member of the same Fund Group as that Investor or a Member of the same Group as that Investor in accordance with the terms of this Article 16.

17.	Valuation of Shares

17.1	If no Transfer Price can be agreed between the Seller and the Board in accordance with the provisions of Articles 14.9, 16.2 or 19.4(a) or otherwise then, on the date of failing agreement, the Board shall either:

(a)	appoint an expert valuer in accordance with Article 17.2 (the "Expert Valuer" to certify the Fair Value of the Sale Shares; or

(b)	(if the Fair Value has been certified by an Expert Valuer within the preceding 12 weeks) specify that the Fair Value of the Sale Shares will be calculated by dividing any Fair Value so certified by the number of Sale Shares to which it related and multiplying such Fair Value by the number of Sale Shares the subject of the Transfer Notice.

17.2	The Expert Valuer will be either:

(a)	the Auditors; or

(b)	(if otherwise agreed by the Board and the Seller) an independent firm of Chartered Accountants to be agreed between the Board and the Seller or failing agreement not later than the date 10 Business Days after the date of service of the Transfer Notice to be nominated by the then President of the Institute of Chartered Accountants in England and Wales on the application of either party and approved by the Company.

17.3	The "Fair Value" of the Sale Shares shall be determined by the Expert Valuer on the following assumptions and bases:

(a)	valuing the Sale Shares as on an arm's-length sale between a willing seller and a willing buyer;

(b)	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)	that the Sale Shares are capable of being transferred without restriction;

(d)	valuing the Sale Shares as a rateable proportion of the total value of all the issued Shares (excluding any Shares held as Treasury Shares) without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent but taking account of the rights attaching to the Sale Shares; and

(e)	reflect any other factors which the Expert Valuer reasonably believes should be taken into account.

17.4	If any difficulty arises in applying any of these assumptions or bases then the Expert Valuer shall resolve that difficulty in whatever manner they shall in their absolute discretion think fit.

17.5	The Expert Valuer shall be requested to determine the Fair Value within 20 Business Days of their appointment and to notify the Board of their determination.

17.6	The Expert Valuer shall act as experts and not as arbitrators and their determination shall be final and binding on the parties (in the absence of fraud or manifest error).

17.7	The Board will give the Expert Valuer access to all accounting records or other relevant documents of the Company subject to them agreeing to such confidentiality provisions as the Board may reasonably impose.

17.8	The Expert Valuer shall deliver their certificate to the Company. As soon as the Company receives the certificate it shall deliver a copy of it to the Seller. Unless the Sale Shares are to be sold under a Transfer Notice, which is deemed to have been served, the Seller may by notice in writing to the Company within five Business Days of the service on him of the copy certificate, cancel the Company's authority to sell the Sale Shares.

17.9	The cost of obtaining the certificate shall be paid by the Company unless:

(a)	the Seller cancels the Company's authority to sell; or

(b)	the Sale Price certified by the Expert Valuer is less than the price (if any) offered by the directors to the Seller for the Sale Share before Expert Valuer was instructed,

in which case the Seller shall bear the cost.

18.	Compulsory transfers - general

18.1	A person entitled to a Share in consequence of the bankruptcy of a Shareholder shall be deemed to have given a Transfer Notice in respect of that Share at a time determined by the Directors.

18.2	If a Share remains registered in the name of a deceased Shareholder for longer than one year after the date of his death the Directors may require the legal personal representatives of that deceased Shareholder either:

(a)	to effect a Permitted Transfer of such Shares (including for this purpose an election to be registered in respect of the Permitted Transfer); or

(b)	to show to the satisfaction of the Directors that a Permitted Transfer will be effected before or promptly upon the completion of the administration of the estate of the deceased Shareholder.

If either requirement in this Article 18.2 shall not be fulfilled to the satisfaction of the Directors a Transfer Notice shall be deemed to have been given in respect of each such Share save to the extent that, the Directors may otherwise determine.

18.3	If a Shareholder which is a company, either suffers or resolves for the appointment of a liquidator, administrator or administrative receiver over it or any material part of its assets (other than as part of a bona fide restructuring or reorganisation), the relevant Shareholder (and all its Permitted Transferees) shall be deemed to have given a Transfer Notice in respect of all the shares held by the relevant Shareholder and its Permitted Transferees save to the extent that, and at a time, the Directors may determine.

18.4	If there is a change in control (as control is defined in section 1124 of the CTA 2010) of any Shareholder which is a company, it shall be bound at any time, if and when required in writing by the Directors to do so, to give (or procure the giving in the case of a nominee) a Transfer Notice in respect of all the Shares registered in its and their names and their respective nominees' names save that, in the case of the Permitted Transferee, it shall first be permitted to transfer those Shares back to the Original Shareholder from whom it received its Shares or to any other Permitted Transferee before being required to serve a Transfer Notice. This Article 18.4 shall not apply to a member that is an Investor.

19.	Departing employees

Bad Leavers

19.1	Unless and to the extent that the Board and the Investor Majority determine that this Article 19.1 shall not apply, if an Employee ceases to be an Employee by reason of being a Bad Leaver, all of the Employee Shares relating to such Employee shall automatically convert into Deferred B Shares (on the basis of one Deferred B Share for each Ordinary Share held) on the Effective Termination Date (rounded down to the nearest whole share).

19.2	Upon such conversion into Deferred B Shares, the Company shall be entitled to enter the holder of the Deferred B Shares on the register of members of the Company as the holder of the appropriate number of Deferred B Shares as from the Deferred Conversion Date. Upon the Deferred Conversion Date, the Employee (and his Permitted Transferee(s)) shall deliver to the Company at its registered office the share certificate(s) (to the extent not already in the possession of the Company) (or an indemnity for lost certificate in a form acceptable to the Board) for the Employee Shares so converting and upon such delivery there shall be issued to him (or his Permitted Transferee(s)) share certificate(s) for the number of Deferred B Shares resulting from the relevant conversion.

Good Leavers

19.3	Unless and to the extent that the Board and the Investor Majority determine that this Article 19.3 shall not apply, if an Employee (other than a Founder) ceases to be an Employee during the Relevant Period by reason of being a Good Leaver, the relevant Employee shall be deemed to have given a Transfer Notice in respect of the Leaver's Percentage of the Employee Shares (other than Employee Option Shares) on the Effective Termination Date save that if such Employee ceases to be an Employee within 12 months from the Commencement Date a Transfer Notice shall be deemed to have been given in respect of all the Employee Shares.

19.4	In such circumstances:

(a)	the Transfer Price shall be the Fair Value as agreed between the Board (including Investor Director Consent) and the relevant Employee, or failing agreement within five Business Days of seeking to agree such price, shall be as determined in accordance with Article 17; and

(b)	the Priority Rights shall be such that the Employee Shares are offered in the following order of priority:

(i)            to any person(s) approved by the Board (other than the departing Employee) and an Investor Majority; and/or

(ii)           to the Company (subject always to the provisions of the Act).

Suspension of voting rights

19.5	All voting rights attached to Employee Shares held by an Employee or by any Permitted Transferee of that Employee (the "Restricted Member"), if any, shall at the time he ceases to be an Employee be suspended unless the Board and the Investor Majority notify him otherwise.

19.6	Any Employee Shares whose voting rights are suspended pursuant to Article 19.5 ("Restricted Shares") shall confer on the holders of Restricted Shares the right to receive a notice of and attend all general meetings of the Company but shall have no right to vote either in person or by proxy. Voting rights suspended pursuant to Article 19.5 shall be automatically restored immediately prior to an IPO. If a Restricted Member transfers any Restricted Shares in accordance with these Articles all voting rights attached to the Restricted Shares so transferred shall upon completion of the transfer (as evidenced by the transferee's name being entered in the Company's register of members) automatically be restored.

20.	Mandatory Offer on a Change of Control

20.1	Subject to Article 20.8 and except in the case of Permitted Transfers and transfers pursuant to Articles 18, 19 and 22, after going through the pre-emption procedure in Article 16, the provisions of Article 20.2 will apply if one or more Proposed Sellers propose to transfer in one or a series of related transactions prior to a Qualifying IPO any Equity Shares (the "Proposed Transfer") which would, if put into effect, result in any Proposed Purchaser (and Associates of his or persons Acting in Concert with him) acquiring a Controlling Interest in the Company.

20.2	A Proposed Seller must, before making a Proposed Transfer procure the making by the Proposed Purchaser of an offer (the "Offer") to any Shareholders who have not taken up their pre-emptive rights under Article 16 to acquire all of the Equity Shares for a consideration per share the value of which is at least equal to the Specified Price (as defined in Article 20.7).

20.3	The Offer must be given by written notice (a "Proposed Sale Notice") at least 10 Business Days (the "Offer Period") prior to the proposed sale date ("Proposed Sale Date"). The Proposed Sale Notice must set out, to the extent not described in any accompanying documents, the identity of the Proposed Purchaser, the purchase price and other terms and conditions of payment, the Proposed Sale Date and the number of Shares proposed to be purchased by the Proposed Purchaser (the "Proposed Sale Shares").

20.4	If any other holder of Equity Shares is not given the rights accorded him by this Article, the Proposed Sellers will not be entitled to complete their sale and the Company will not register any transfer intended to carry that sale into effect.

20.5	If the Offer is accepted by any Shareholder (an "Accepting Shareholder") within the Offer Period, the completion of the Proposed Transfer will be conditional upon the completion of the purchase of all the Shares held by Accepting Shareholders.

20.6	The Proposed Transfer is subject to the pre-emption provisions of Article 16 but the purchase of the Accepting Shareholders' shares shall not be subject to Article 16.

20.7	For the purpose of this Article:

(a)	the expression "Specified Price" shall mean in respect of each Share a sum in cash equal to the highest price per Share offered or paid by the Proposed Purchaser:

(i)	in the Proposed Transfer; or

(ii)	in any related or previous transaction by the Proposed Purchaser or any person Acting in Concert with the Proposed Purchaser in the 12 months preceding the date of the Proposed Transfer,

plus an amount equal to the Relevant Sum, as defined in Article 20.7(b), of any other consideration (in cash or otherwise) paid or payable by the Proposed Purchaser or any other person Acting in Concert with the Proposed Purchaser, which having regard to the substance of the transaction as a whole, can reasonably be regarded as an addition to the price paid or payable for the Shares (the "Supplemental Consideration") provided that the total consideration paid by the Proposed Purchaser in respect of the Proposed Transfer is distributed to the Proposed Seller and the Accepting Shareholders in accordance with the provisions of Articles 5 and 6; and

(b)           Relevant Sum = C ÷ A

where:	A = number of Equity Shares being sold in connection with the relevant Proposed Transfer;

C = the Supplemental Consideration.

20.8	The provisions of this Article 20.1 shall not apply in the case of a Proposed Transfer to OSI unless such Proposed Transfer would result in OSI (and Associates of OSI or persons Acting in Concert with OSI) holding in excess of 60% of the Equity Shares in issue from time to time.

21.	Co-Sale right

21.1	No transfer (other than a Permitted Transfer) of any of the Employee Shares relating to an Employee may be made or validly registered prior to a Qualifying IPO unless the relevant Employee and any Permitted Transferee of that Employee (each a "Selling Employee") shall have observed the following procedures of this Article unless the Investor Majority has determined that this Article 21 shall not apply to such transfer.

21.2	After the Selling Employee has gone through the pre-emption process set out in Article 16, the Selling Employee shall give to each holder of Series A Shares and Series B Shares who has not taken up their pre-emptive rights under Article 16 (an "Equity Holder") not less than 15 Business Days' notice in advance of the proposed sale (a "Co-Sale Notice"). The Co-Sale Notice shall specify:

(a)	the identity of the proposed purchaser (the "Buyer");

(b)	the price per share which the Buyer is proposing to pay;

(c)	the manner in which the consideration is to be paid;

(d)	the number of Equity Shares which the Selling Employee proposes to sell; and

(e)	the address where the counter-notice should be sent.

For the purposes of this Article 21, it is acknowledged that Shares of different classes will be transferable at different prices, such price per class of Share being a sum equal to that to which they would be entitled if the consideration payable by the Buyer to the Selling Employee were used to determine the valuation of the entire issued share capital of the Company and such valuation was then allocated as between the Shares in accordance with Articles 5 and 6.

21.3	Each Equity Holder shall be entitled within five Business Days after receipt of the Co- Sale Notice, to notify the Selling Employee that they wish to sell a certain number of Equity Shares held by them at the proposed sale price, by sending a counter-notice which shall specify the number of Equity Shares which such Equity Holder wishes to sell. The maximum number of shares which an Equity Holder can sell under this procedure shall be:

where:

X       is the number of Series A Shares and Series B Shares held by the Equity Holder;

Y       is the total number of Equity Shares;

Z       is the number of Equity Shares the Selling Employee proposes to sell.

Any Equity Holder who does not send a counter-notice within such five Business Day period shall be deemed to have specified that they wish to sell no shares.

21.4	Following the expiry of five Business Days from the date the Equity Holders receive the Co-Sale Notice, the Selling Employee shall be entitled to sell to the Buyer on the terms notified to the Equity Holders a number of shares not exceeding the number specified in the Co-Sale Notice less any shares which Equity Holders have indicated they wish to sell, provided that at the same time the Buyer (or another person) purchases from the Equity Holders the number of shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Employee from the Buyer.

21.5	No sale by the Selling Employee shall be made pursuant to any Co-Sale Notice more than three months after service of that Co-Sale Notice.

21.6	Sales made in accordance with this Article 21 shall not be subject to Article 16.

22.	Drag-along

22.1	If (i) the holders of seventy five (75) per cent of the Equity Shares (excluding any Treasury Shares) (the "Selling Shareholders") and (ii) in the event of a Relevant Drag Sale, the Series B Majority (including the Lead Series B Investor), wish to transfer all their interest in Shares prior to a Qualifying IPO (the "Sellers' Shares") to a Proposed Purchaser (the “Proposed Drag Sale”), the Selling Shareholders shall have the option (the "Drag Along Option") to compel each other holder of Shares (each a "Called Shareholder" and together the "Called Shareholders") to sell and transfer all their Shares to the Proposed Purchaser or as the Proposed Purchaser shall direct (the "Drag Purchaser") in accordance with the provisions of this Article.

22.2	The Selling Shareholders may exercise the Drag Along Option by giving a written notice to that effect (a "Drag Along Notice") to the Company which the Company shall as soon as reasonably practicable copy to the Called Shareholders at any time before the transfer of the Sellers' Shares to the Drag Purchaser. A Drag Along Notice shall specify that:

(a)	the Called Shareholders are required to transfer all their Shares (the "Called Shares") under this Article;

(b)	the person to whom they are to be transferred;

(c)	the consideration for which the Called Shares are to be transferred (which may be cash or non-cash consideration or a combination of both and which shall be calculated or determined in accordance with this Article);

(d)	the proposed date of transfer, and

(e)	the form of any sale agreement or form of acceptance or any other document of similar effect that the Called Shareholders are required to sign in connection with such sale (the "Sale Agreement"),

(and, in the case of paragraphs (b) to (d) above, whether actually specified or to be determined in accordance with a mechanism described in the Drag Along Notice). No Drag Along Notice or Sale Agreement may require a Called Shareholder to agree to any terms unless such terms are (a) specifically provided for or referred to in this Article; or (b) apply equally (or on a substantially equivalent basis) to each Selling Shareholder that holds the same class of Shares.

22.3	Drag Along Notices shall be irrevocable but will lapse if for any reason there is not a sale of the Sellers' Shares by the Selling Shareholders to the Drag Purchaser within 60 Business Days after the date of service of the Drag Along Notice. The Selling Shareholders shall be entitled to serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

22.4	The consideration (in cash or otherwise) for which the Called Shareholders shall be obliged to sell each of the Called Shares shall be that to which they would be entitled if the total consideration proposed to be paid by the Drag Purchaser were distributed to the holders of the Called Shares and the Sellers' Shares in accordance with the provisions of Articles 5 and 6 (the "Drag Consideration"). Where the consideration (or any part thereof) is non-cash consideration, any valuation of such consideration applicable to the consideration payable to the Selling Shareholders shall also be applicable to the consideration payable to the Called Shareholders. The Drag Consideration may be subject to adjustment (on the basis of completion accounts or another similar mechanisms) on the same terms as the consideration payable to the Selling Shareholders.

22.5	If any Investors are given an option as to the form of consideration to be received for any of their Shares, all Investors will be given the same option.

22.6	In respect of a transaction that is the subject of a Drag-Along Notice and with respect to any Drag Document, a Called Shareholder shall be obliged to undertake to transfer his Shares with full title guarantee (and provide an indemnity for lost certificate in a form acceptable to the Board if so necessary) on receipt of the Drag Consideration when due and:

(a)	may be required to accept that some or all of the Drag Consideration will be paid as deferred consideration, provided that the Called Shareholders shall receive any Drag Consideration due to them no later than the Selling Shareholders;

(b)	may be required to make a contribution towards any escrow, retention of consideration or similar arrangement on the same basis as the Selling Shareholders, on a pro-rata basis to their respective entitlement to the Drag Consideration;

(c)	shall be required to provide representations and warranties related to capacity, authority, ownership and the ability to convey title to the Called Shares, including, but not limited to, representations and warranties that the Called Shareholder holds all right, title and interest in and to the Called Shares such Called Shareholder purports to hold, free and clear of all encumbrances, on a several and not joint basis with any other person;

(d)	shall not be required to give any other warranties or indemnities;

(e)	no Called Shareholder shall be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Drag Along Sale, other than the Company, except to the extent that funds may be paid out of an escrow established to cover, or a holdback of the purchase monies in respect of, breach of representations, warranties and covenants of the Company;

(f)	shall not be required to agree to (i) any covenant to not compete or not solicit customers, employees or suppliers of the Company or any other party to the Drag-Along Sale or which otherwise limits or restricts such Called Shareholder's or its Associates' business activities or (ii) to any release or waive of claims other than those arising solely in such Called Shareholder's capacity as a shareholder of the Company or (iii) any amendment to any collaboration agreement, licence or similar commercial agreement which may have been entered into between such Called Shareholder and the Company.

Notwithstanding the foregoing, the liability, if any, of a Called Shareholder for indemnification or for the inaccuracy of any representations and warranties made by the Company in connection with the Drag Along Sale, shall be several and not joint with any other person and shall be pro rata in proportion to the amount of consideration to be paid to the Called Shareholder in connection with the Drag Along Sale and any liability shall be limited to the Called Shareholder's applicable share of any negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Called Shareholder in connection with such Drag Along Sale.

22.7	Within three Business Days of the Company copying the Drag Along Notice to the Called Shareholders (or such later date as may be specified in the Drag Along Notice) (the "Drag Completion Date"), each Called Shareholder shall deliver:

(a)	duly executed stock transfer form(s) for its Shares in favour of the Drag Purchaser;

(b)	the relevant share certificate(s) (or a duly executed indemnity for lost certificate in a form acceptable to the Board) to the Company; and

(c)	duly executed Sale Agreement, if applicable, in the form specified in the Drag Along Notice or as otherwise specified by the Company,

(together the "Drag Documents").

22.8	On the Drag Completion Date, the Drag Purchaser (or, to the extent the Drag Purchaser has paid such consideration to the Company, the Company on behalf of the Drag Purchaser) shall:

(a)	pay or otherwise deliver or make available to each Called Shareholder the Drag Consideration that is due (less any amount to be deducted or retained pursuant to this Article or pursuant to any Sale Agreement, including in respect of transaction fees and expenses); and/or

(b)	if the consideration (or any part thereof) is non-cash consideration, the Drag Purchaser shall satisfy the consideration due to the Called Shareholders through the issue of shares or securities or the payment or transfer or other settlement of any other non-cash consideration which forms the non-cash consideration due to be issued, paid, transferred or otherwise settled to the Called Shareholders.

The Company's receipt of the Drag Consideration shall be a good discharge to the Drag Purchaser. The Company shall hold the Drag Consideration in trust for each of the Called Shareholders without any obligation to pay interest.

22.9	To the extent that the Drag Purchaser has not, on the Drag Completion Date, paid the Drag Consideration that is due to the Called Shareholders (or to the Company on their behalf) or, in the case of any non-cash consideration, to the extent the Drag Purchaser has not made available or settled such non-cash consideration or satisfied the Board that the Drag Purchaser is in a position to issue, pay, transfer or otherwise settle such non-cash consideration, the Called Shareholders shall be entitled to the immediate return of the Drag Documents for the relevant Shares and the Called Shareholders shall have no further rights or obligations under this Article 22 in respect of the relevant Drag Along Notice (without prejudice to any party's right to serve a further Drag Along Notice at any time thereafter).

22.10	If a Called Shareholder fails to deliver the Drag Documents for its Shares to the Company by the Drag Completion Date, the Company and each Director shall be constituted the agent of such defaulting Called Shareholder to take such actions and enter into any Drag Document or such other agreements or documents as are necessary to effect the transfer of the Called Shareholder's Shares pursuant to this Article 22 and the Directors shall, if requested by the Drag Purchaser, authorise any Director to transfer the Called Shareholder's Shares on the Called Shareholder's behalf to the Drag Purchaser to the extent the Drag Purchaser has, by the Drag Completion Date:

(a)	paid the Drag Consideration to the Company for the Called Shareholder's Shares offered to him; and/or

(b)	in the case of any non-cash consideration, has otherwise made available or settled such non-cash consideration or has satisfied the Board that the Drag Purchaser is in a position to issue, pay, transfer or otherwise settle such non-cash consideration,

The Board shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting Called Shareholder shall surrender his share certificate for his Shares (or suitable executed indemnity) to the Company. On surrender, he shall be entitled to the Drag Consideration due to him.

22.11	Any transfer of Shares to a Drag Purchaser pursuant to a sale in respect of which a Drag Along Notice has been duly served shall not be subject to the provisions of Article 16.

22.12	On any person, following the issue of a Drag Along Notice, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company (a "New Shareholder"), a Drag Along Notice shall be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice who shall then be bound to sell and transfer all Shares so acquired to the Drag Purchaser and the provisions of this Article shall apply with the necessary changes to the New Shareholder except that completion of the sale of the Shares shall take place immediately on the Drag Along Notice being deemed served on the New Shareholder.

Asset Sale

22.13	In the event that an Asset Sale is approved by the Board and the holders of seventy- five (75) per cent of the Equity Shares (excluding any Treasury Shares), such consenting Shareholders shall have the right, by notice in writing to all other Shareholders, to require such Shareholders to take any and all such actions as it may be necessary for Shareholders to take in order to give effect to or otherwise implement such Asset Sale, subject always to the proceeds from such Asset Sale being distributed to Shareholders in accordance with the provisions of Articles 5 and 6 and provided that the principles in Article 22.6 shall apply mutatis mutandis.

23.	Holding Company Reorganisation

23.1	In the event of a Holding Company Reorganisation approved by the Board and Investor Majority Consent (a "Proposed Reorganisation"), each of the Shareholders shall (i) consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Reorganisation and (ii) take all such actions to tender their Shares as required pursuant to the Proposed Reorganisation (the "Reorganisation Actions"). The Shareholders shall be required to take all Reorganisation Actions with respect to the Proposed Reorganisation as are required by the Board to facilitate the Proposed Reorganisation. If any Shareholder fails to comply with the provisions of this Article 23.1, the Company shall be constituted the agent of each defaulting Shareholder for taking the Reorganisation Actions as are necessary to effect the Proposed Reorganisation and the Directors may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the Proposed Reorganisation, including, without limitation, any share exchange agreement and/or stock transfer form.

23.2	The Company shall procure that the shares issued by the Holding Company to the Shareholders (or any subsequent holder, as the case may be) pursuant to the Holding Company Reorganisation will be credited as fully paid. Such Holding Company shares shall be subject to the constitutional documents of the Holding Company and otherwise (subject to the express provisions of such constitutional documents) shall have the same rights and obligations as all other Holding Company shares of the same class in issue at the time.

23.3	On any person, following the date of completion of a Holding Company Reorganisation, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company or otherwise (a "Post-Reorganisation Shareholder"), the Post-Reorganisation Shareholder shall then be bound to do all such acts and things necessary in order to transfer to the Holding Company all such resulting shares held by the Post-Reorganisation Shareholder, and the provisions of this Article 23 shall apply with the necessary changes to the Post-Reorganisation Shareholder.

24.	General meetings

24.1        If the Directors are required by the Shareholders under section 303 of the Act to call a general meeting, the Directors shall convene the meeting for a date not later than 28 days after the date on which the Directors became subject to the requirement under section 303 of the Act.

24.2	The provisions of section 318 of the Act shall apply to the Company, save that if a quorum is not present at any meeting adjourned for the reason referred to in Article 33 of the Model Articles, then, provided that the Qualifying Person present holds or represents the holder of at least 25 per cent both in nominal value and in number of the Equity Shares (excluding Treasury Shares), any resolution agreed to by such Qualifying Person shall be as valid and effectual as if it had been passed unanimously at a general meeting of the Company duly convened and held.

24.3	If any two or more Shareholders (or Qualifying Persons representing two or more Shareholders) attend the meeting in different locations, the meeting shall be treated as being held at the location specified in the notice of the meeting, save that if no one is present at that location so specified, the meeting shall be deemed to take place where the largest number of Qualifying Persons is assembled or, if no such group can be identified, at the location of the chairman.

24.4	If a demand for a poll is withdrawn under Article 36(3) of the Model Articles, the demand shall not be taken to have invalidated the result of a show of hands declared before the demand was made and the meeting shall continue as if the demand had not been made.

24.5	Polls must be taken in such manner as the chairman directs. A poll demanded on the election of a chairman or on a question of adjournment must be held immediately. A poll demanded on any other question must be held either immediately or at such time and place as the chairman directs not being more than 14 days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

24.6	No notice need be given of a poll not held immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days' notice shall be given specifying the time and place at which the poll is to be taken.

24.7	If the poll is to be held more than 48 hours after it was demanded the Shareholders shall be entitled to deliver Proxy Notices in respect of the poll at any time up to 24 hours before the time appointed for taking that poll. In calculating that period, no account shall be taken of any part of a day that is not a working day.

25.	Proxies

25.1	Paragraph (c) of Article 38(1) of the Model Articles shall be deleted and replaced by the words: "is signed by or on behalf of the shareholder appointing the proxy and accompanied by any the authority under which it is signed (or a certified copy of such authority or a copy of such authority in some other way approved by the directors)".

25.2	The instrument appointing a proxy and any authority under which it is signed or a certified copy of such authority or a copy in some other way approved by the Directors may:

(a)	be sent or supplied in hard copy form, or (subject to any conditions and limitations which the Board may specify) in electronic form, to the registered office of the Company or to such other address (including electronic address) as may be specified for this purpose in the notice convening the meeting or in any instrument of proxy or any invitation to appoint a proxy sent or supplied by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(b)	be delivered at the meeting or adjourned meeting at which the person named in the instrument proposes to vote to the chairman or to the company secretary or to any Director; or

(c)	in the case of a poll, be delivered at the meeting at which the poll was demanded to the chairman or to the company secretary or to any Director, or at the time and place at which the poll is held to the Chainman or to the company secretary or to any Director or scrutineer, and an instrument of proxy which is not deposited or delivered in a manner so permitted shall be invalid.

26.	Directors' borrowing powers

The Directors may, with Investor Director Consent or Investor Majority Consent where required, exercise all the powers of the Company to borrow or raise money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures, debenture stock and other securities as security for any debt, liability of obligation of the Company or of any third party.

27.	Alternate Directors

27.1	Notwithstanding any provision of these Articles to the contrary, any person appointed as a Director (the "Appointer") may appoint any director or any other person as he thinks fit to be his alternate Director to:

(a)	exercise that Director’s powers; and

(b)	carry out that Director's responsibilities in relation to the taking of decisions by the Directors in the absence of the alternate's Appointer.

The appointment of an alternate Director shall not require approval by a resolution of the Directors.

27.2	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the Appointer, or in any other manner approved by the Directors.

27.3	The notice must:

(a)	identify the proposed alternate; and

(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the Director giving the notice.

27.4	An alternate Director may act as an alternate to more than one Director and has the same rights, in relation to any Directors' meeting (including as to notice) or Directors' written resolution, as the alternate's Appointer.

27.5	Except as these Articles specify otherwise, alternate directors:

(a)	are deemed for all purposes to be Directors;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their Appointers; and

(d)	are not deemed to be agents of or for their Appointers,

and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his Appointer is a member.

27.6	A person who is an alternate Director but not a Director:

(a)	may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person's Appointer is not participating); and

(b)	may sign a Directors' written resolution (but only if his Appointer is an Eligible Director in relation to that decision, but does not participate).

No alternate may be counted as more than one Director for such purposes.

27.7	A Director who is also an alternate Director is entitled, in the absence of his Appointer, to a separate vote on behalf of each Appointer, in addition to his own vote on any decision of the Directors (provided that his Appointer is an Eligible Director in relation to that decision).

27.8	An alternate Director is not entitled to receive any remuneration from the company for serving as an alternate Director, except such part of the alternate's Appointer's remuneration as the Appointer may direct by notice in writing made to the Company.

27.9	An alternate Director's appointment as an alternate shall terminate:

(a)	when the alternate's Appointer revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)	on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate's Appointer, would result in the termination of the Appointer's appointment as a Director;

(c)	on the death of the alternate's Appointer; or

(d)	when the alternate's Appointer's appointment as a Director terminates.

28.	Number of Directors

Unless and until the Company shall otherwise determine by ordinary resolution, the number of Directors shall be not less than two and not more than eight.

29.	Appointment of Directors

29.1	In addition to the powers of appointment under Article 20(1) of the Model Articles:

(a)	OSI, for so long as it and its Permitted Transferees holds not less than 10 per cent of the Equity Shares in issue (excluding Treasury Shares), shall be entitled to nominate one person to act as a Director;

(b)	the Lead Series B Investor, for so long as it and its Permitted Transferees holds not less than 10 per cent of the Equity Shares in issue (excluding Treasury Shares), shall be entitled to nominate one person to act as a Director;

in each case by notice in writing addressed to the Company from time to time and the holders of Shares other than the appointing holder(s) shall not vote their Shares so as to remove a Director from office. A person entitled to nominate a Director under this Article 29.1 shall be entitled to remove their nominated Director so appointed at any time by notice in writing to the Company served at its registered office and appoint another person to act in his place.

29.2	An appointment or removal of a Director under Article 29.1 will take effect at and from the time when the notice is received at the registered office of the Company or produced to a meeting of the directors of the Company.

29.3	Each Investor Director shall be entitled at his request to be appointed to any committee of the Board established from time to time and to the board of directors of any Subsidiary Undertaking.

30.	Disqualification of Directors

In addition to that provided in Article 22 of the Model Articles, the office of a Director shall also be vacated if:

(a)	he is convicted of a criminal offence (other than a minor motoring offence) and the Directors resolve that his office be vacated; or

(b)	in the case of Directors other than an Investor Director, if a majority of his co-Directors (including Investor Director Consent) serve notice on him in writing, removing him from office.

31.	Proceedings of Directors

31.1	The quorum for Directors' meetings shall be a majority of the Directors appointed from time to time who must include at least one Investor Director (if appointed) (save that where a Relevant Interest of an Investor Director is being authorised by other Directors in accordance with section 175(5)(a) of the Act, the relevant Investor Director and any other interested Director shall not be included in the quorum required for the purpose of such authorisation but shall otherwise be included for the purpose of forming the quorum at the meeting). If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or at such time and place as determined by the Directors present at such meeting. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall proceed.

31.2	In the event that a meeting of the Directors is attended by a Director who is acting as alternate for one or more other Directors, the Director or Directors for whom he is the alternate shall be counted in the quorum despite their absence, and if on that basis there is a quorum the meeting may be held despite the fact (if it is the case) that only one Director is physically present.

31.3	If all the Directors participating in a meeting of the Directors are not physically in the same place, the meeting shall be deemed to take place where the largest group of participators in number is assembled. In the absence of a majority the location of the chairman shall be deemed to be the place of the meeting.

31.4	Notice of a Directors' meeting need not be given to Directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

31.5	Provided (if these Articles so require) that he has declared to the Directors, in accordance with the provisions of these Articles, the nature and extent of his interest (and subject to any restrictions on voting or counting in a quorum imposed by the Directors in authorising a Relevant Interest), a Director may vote at a meeting of the Directors or of a committee of the Directors on any resolution concerning a matter in which he has an interest, whether a direct or an indirect interest, or in relation to which he has a duty and shall also be counted in reckoning whether a quorum is present at such a meeting.

31.6	Questions arising at any meeting of the Directors shall be decided by a majority of votes. In the case of any equality of votes, the chairman shall not have a second or casting vote.

31.7	A decision of the Directors may take the form of a resolution in writing, where each Eligible Director has signed one or more copies of it, or to which each Eligible Director has otherwise indicated agreement in writing (including confirmation given by electronic means).

32.	Directors' interests

Specific interests of a Director

32.1	Subject to the provisions of the Act and provided (if these Articles so require) that he has declared to the Directors in accordance with the provisions of these Articles, the nature and extent of his interest, a Director may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest of the following kind:

(a)	where a Director (or a person connected with him) is party to or in any way directly or indirectly interested in, or has any duty in respect of, any existing or proposed contract, arrangement or transaction with the Company or any other undertaking in which the Company is in any way interested;

(b)	where a Director (or a person connected with him) is a director, employee or other officer of, or a party to any contract, arrangement or transaction with, or in any way interested in, any body corporate promoted by the Company or in which the Company is in any way interested;

(c)           where a Director (or a person connected with him) is a shareholder in the Company or a shareholder in, employee, director, member or other officer of, or consultant to, a Parent Undertaking of, or a Subsidiary Undertaking of a Parent Undertaking of, the Company;

(d)           where a Director (or a person connected with him) holds and is remunerated in respect of any office or place of profit (other than the office of auditor) in respect of the Company or body corporate in which the Company is in any way interested;

(e)           where a Director is given a guarantee, or is to be given a guarantee, in respect of an obligation incurred by or on behalf of the Company or any body corporate in which the Company is in any way interested;

(f)            where a Director (or a person connected with him or of which he is a member or employee) acts (or any body corporate promoted by the Company or in which the Company is in any way interested of which he is a director, employee or other officer may act) in a professional capacity for the Company or any body corporate promoted by the Company or in which the Company is in any way interested (other than as auditor) whether or not he or it is remunerated for this;

(g)           an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest; or

(h)           any other interest authorised by ordinary resolution.

Interests of an Investor Director

32.2        In addition to the provisions of Article 32.1, subject to the provisions of the Act and provided (if these Articles so require) that he has declared to the Directors in accordance with the provisions of these Articles, the nature and extent of his interest, where a Director is an Investor Director he may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest arising from any duty he may owe to, or interest he may have as an employee, director, trustee, member, partner, officer or representative of, or a consultant to, or direct or indirect investor (including without limitation by virtue of a carried interest, remuneration or incentive arrangements or the holding of securities) in:

(a)           an Investor;

(b)           a Fund Manager which advises or manages an Investor;

(c)           any of the funds advised or managed by a Fund Manager who advises or manages an Investor from time to time; or

(d)           another body corporate or firm in which a Fund Manager who advises or manages an Investor or any fund advised or managed by such Fund Manager has directly or indirectly invested, including without limitation any portfolio companies.

Interests of which a Director is not aware

32.3        For the purposes of this Article 32, an interest of which a Director is not aware and of which it is unreasonable to expect him to be aware shall not be treated as an interest of his.

Accountability of any benefit and validity of a contract

32.4        In any situation permitted by this Article 32 (save as otherwise agreed by him) a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from that situation and no such contract, arrangement or transaction shall be avoided on the grounds of any such interest or benefit.

Terms and conditions of Board authorisation

32.5        Subject to Article 32.6, any authority given in accordance with section 175(5)(a) of the Act in respect of a Director ("Interested Director") who has proposed that the Directors authorise his interest ("Relevant Interest") pursuant to that section may, for the avoidance of doubt:

(a)           be given on such terms and subject to such conditions or limitations as may be imposed by the authorising Directors as they see fit from time to time, including, without limitation:

(i)            restricting the Interested Director from voting on any resolution put to a meeting of the Directors or of a committee of the Directors in relation to the Relevant Interest;

(ii)           restricting the Interested Director from being counted in the quorum at a meeting of the Directors or of a committee of the Directors where such Relevant Interest is to be discussed; or

(iii)          restricting the application of the provisions in Articles 32.7 and 32.8, so far as is permitted by law, in respect of such Interested Director;

(b)           be withdrawn, or varied at any time by the Directors entitled to authorise the Relevant Interest as they see fit from time to time; and

(c)           subject to Article 32.6, an Interested Director must act in accordance with any such terms, conditions or limitations imposed by the authorising Directors pursuant to section 175(5)(a) of the Act and this Article 32.

Terms and conditions of Board authorisation for an Investor Director

32.6        Notwithstanding the other provisions of this Article 32, it shall not (save with the consent in writing of the relevant Investor Director) be made a condition of any authorisation of a matter in relation to that Investor Director in accordance with section 175(5)(a) of the Act, that he shall be restricted from voting or counting in the quorum at any meeting of, or of any committee of the Directors or that he shall be required to disclose, use or apply confidential information as contemplated in Article 32.8.

Director's duty of confidentiality to a person other than the Company

32.7        Subject to Article 32.8 (and without prejudice to any equitable principle or rule of law which may excuse or release the Director from disclosing information, in circumstances where disclosure may otherwise be required under this Article 32), if a Director, otherwise than by virtue of his position as director, receives information in respect of which he owes a duty of confidentiality to a person other than the Company, he shall not be required:

(a)           to disclose such information to the Company or to any Director, or to any officer or employee of the Company; or

(b)           otherwise to use or apply such confidential information for the purpose of or in connection with the performance of his duties as a Director.

32.8        Where such duty of confidentiality arises out of a situation in which a Director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, Article 32.7 shall apply only if the conflict arises out of a matter which falls within Article 32.1 or Article 32.2 or has been authorised under section 175(5)(a) of the Act.

Additional steps to be taken by a Director to manage a conflict of interest

32.9        Where a Director has an interest which can reasonably be regarded as likely to give rise to a conflict of interest, the Director shall take such additional steps as may be necessary or desirable for the purpose of managing such conflict of interest, including compliance with any procedures laid down from time to time by the Directors for the purpose of managing conflicts of interest generally and/or any specific procedures approved by the Directors for the purpose of or in connection with the situation or matter in question, including without limitation:

(a)           absenting himself from any discussions, whether in meetings of the Directors or otherwise, at which the relevant situation or matter falls to be considered; and

(b)           excluding himself from documents or information made available to the Directors generally in relation to such situation or matter and/or arranging for such documents or information to be reviewed by a professional adviser to ascertain the extent to which it might be appropriate for him to have access to such documents or information.

Requirement of a Director is to declare an interest

32.10     Subject to section 182 of the Act, a Director shall declare the nature and extent of any interest permitted by Article 32.1 or Article 32.2 at a meeting of the Directors, or by general notice in accordance with section 184 (notice in writing) or section 185 (general notice) of the Act or in such other manner as the Directors may determine, except that no declaration of interest shall be required by a Director in relation to an interest:

(a)           falling under Article 32.1(g);

(b)           if, or to the extent that, the other Directors are already aware of such interest (and for this purpose the other Directors are treated as aware of anything of which they ought reasonably to be aware); or

(c)           if, or to the extent that, it concerns the terms of his service contract (as defined by section 227 of the Act) that have been or are to be considered by a meeting of the Directors, or by a committee of Directors appointed for the purpose under these Articles.

Shareholder approval

32.11     Subject to section 239 of the Act, the Company may by ordinary resolution ratify any contract, transaction or arrangement, or other proposal, not properly authorised by reason of a contravention of any provisions of this Article 32.

32.12     For the purposes of this Article 32:

(a)           a conflict of interest includes a conflict of interest and duty and a conflict of duties;

(b)           the provisions of section 252 of the Act shall determine whether a person is connected with a Director; and

(c)           a general notice to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified.

33.	Notices

33.1        Subject to the requirements set out in the Act, any notice given or document sent or supplied to or by any person under these Articles, or otherwise sent by the Company under the Act, may be given, sent or supplied:

(a)           in hard copy form; or

(b)           in electronic form,

or partly by one of these means and partly by another of these means, save that any notice or document which is to be given, sent or supplied to Gilead Sciences, Inc., must be given, sent or supplied in hard copy form.

Notices shall be given and documents supplied in accordance with the procedures set out in the Act, except to the extent that a contrary provision is set out in this Article 33.

Notices in hard copy form

33.2        Any notice or other document in hard copy form given or supplied under these Articles may be delivered or sent by first class post (airmail if overseas):

(a)           to the Company or any other company at its registered office; or

(b)           to the address notified to or by the Company for that purpose; or

(c)           in the case of an intended recipient who is a member or his legal personal representative or trustee in bankruptcy, to such member's address as shown in the Company's register of members; or

(d)           in the case of an intended recipient who is a Director or alternate, to his address as shown in the register of Directors; or

(e)           to any other address to which any provision of the Companies Acts (as defined in the Act) authorises the document or information to be sent or supplied; or

(f)            where the Company is the sender, if the Company is unable to obtain an address falling within one of the addresses referred to in (a) to (e) above, to the intended recipient's last address known to the Company.

33.3        Any notice or other document in hard copy form given or supplied under these Articles shall be deemed to have been served and be effective:

(a)           if delivered, at the time of delivery;

(b)           if posted, on receipt or 48 hours after the time it was posted, whichever occurs first.

Notices in electronic form

33.4        Subject to the provisions of the Act, any notice or other document in electronic form given or supplied under these Articles may:

(a)           if sent by fax or email (provided that a fax number or an address for email has been notified to or by the Company for that purpose), be sent by the relevant form of communication to that address;

(b)           if delivered or sent by first class post (airmail if overseas) in an electronic form (such as sending a disk by post), be so delivered or sent as if in hard copy form under Article 33.2; or

(c)           be sent by such other electronic means (as defined in section 1168 of the Act) and to such address(es) as the Company may specify:

(i)            on its website from time to time; or

(ii)           by notice (in hard copy or electronic form) to all members of the Company from time to time.

33.5        Any notice or other document in electronic form given or supplied under these Articles shall be deemed to have been served and be effective:

(a)           if sent by fax or email (where a fax number or an address for email has been notified to or by the Company for that purpose), on receipt or 48 hours after the time it was sent, whichever occurs first;

(b)           if posted in an electronic form, on receipt or 48 hours after the time it was posted, whichever occurs first;

(c)           if delivered in an electronic form, at the time of delivery; and

(d)           if sent by any other electronic means as referred to in Article 33.4(c), at the time such delivery is deemed to occur under the Act.

33.6        Where the Company is able to show that any notice or other document given or sent under these Articles by electronic means was properly addressed with the electronic address supplied by the intended recipient, the giving or sending of that notice or other document shall be effective notwithstanding any receipt by the Company at any time of notice either that such method of communication has failed or of the intended recipient's non-receipt.

General

33.7        In the case of joint holders of a share all notices shall be given to the joint holder whose name stands first in the register of members of the Company in respect of the joint holding (the "Primary Holder"). Notice so given shall constitute notice to all the joint holders.

33.8        Anything agreed or specified by the Primary Holder in relation to the service, sending or supply of notices, documents or other information shall be treated as the agreement or specification of all the joint holders in their capacity as such (whether for the purposes of the Act or otherwise).

34.	Indemnities and insurance

34.1        Subject to the provisions of and so far as may be permitted by, the Act:

(a)           every Director or other officer of the Company (excluding the Company's auditors) shall be entitled to be indemnified by the Company (and the Company shall also be able to indemnify directors of any associated company (as defined in section 256 of the Act)) out of the Company's assets against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office, provided that no Director or any associated company is indemnified by the Company against:

(i)            any liability incurred by the director to the Company or any associated company; or

(ii)           any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature; or

(iii)          any liability incurred by the director:

(A)          in defending any criminal proceedings in which he is convicted;

(B)          in defending civil proceedings brought by the Company or any associated company in which final judgment (within the meaning set out in section 234 of the Act) is given against him; or

(C)          in connection with any application under sections 661(3) or 661(4) or 1157 of the Act (as the case may be) for which the court refuses to grant him relief,

save that, in respect of a provision indemnifying a director of a company (whether or not the Company) that is a trustee of an occupational pension scheme (as that term is used in section 235 of the Act) against liability incurred in connection with that company's activities as trustee of the scheme, the Company shall also be able to indemnify any such director without the restrictions in Articles 34.1(a)(i), 34.1(a)(iii)(B) and 33.1(a)(C) applying; and

(b)           the Directors may exercise all the powers of the Company to purchase and maintain insurance for any such Director or other officer against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company, or any associated company including (if he is a director of a company which is a trustee of an occupational pension scheme) in connection with that company's activities as trustee of an occupational pension scheme.

34.2        The Company shall (at the cost of the Company) effect and maintain for each Director policies of insurance insuring each Director against risks in relation to his office as each director may reasonably specify including without limitation, any liability which by virtue of any rule of law may attach to him in respect of any negligence, default of duty or breach of trust of which he may be guilty in relation to the Company.

35.	Data Protection

The Company may process the following categories of personal data in respect of the Shareholders and the Directors: (i) identifying information, such as names, addresses and contact details; (ii) details of participation in the Company’s affairs, including without limitation attendance at and contribution to Company meetings and voting records; (iii) in the case of Shareholders, details of their respective shareholdings in the Company; and (iv) any other information which is required to be recorded by law or may have a bearing on the prudence or commercial merits of investing, or disposing of any shares (or other investment or security), in the Company (together, "Personal Data"). The Company will only use the Personal Data where it has a valid legal basis to do so. The Company has a legitimate interest in processing Personal Data where it is necessary for the purposes of the proper administration of the Company and its affairs, the undertaking of due diligence exercises and compliance with applicable laws, regulations and procedures. The Company will use appropriate technical and organisational measures to safeguard Personal Data. The Company will retain Personal Data for no longer than is reasonably required. The Company may disclose Personal Data to: (i) other Shareholders and Directors (each a "Recipient"); (ii) a Member of the same Group or Member of the same Fund Group as a Recipient ("Recipient Group Companies"); (iii) employees, directors and professional advisers of that Recipient or the Recipient Group Companies; (iv) funds managed by any of the Recipient Group Companies; and (v) current or potential investors in the Company or purchasers of any Equity Shares, provided always that the Company takes reasonable steps to ensure that Personal Data is treated in accordance with relevant data protection laws. The Personal Data will only be processed and stored within the European Economic Area, except to the extent permitted by applicable law.

36.	Secretary

Subject to the provisions of the Act, the Directors may appoint a secretary for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

37.	Lien

37.1	The Company shall have a first and paramount lien (the "Company's Lien") over every Share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share.

37.2        The Company's Lien over a Share:

(a)           shall take priority over any third party's interest in that Share; and

(b)           extends to any dividend or other money payable by the Company in respect of that Share and (if the lien is enforced and the Share is sold by the Company) the proceeds of sale of that Share.

The Directors may at any time decide that a Share which is, or would otherwise be, subject to the Company's Lien shall not be subject to it, either wholly or in part.

37.3	Subject to the provisions of this Article 37, if:

(a)           a notice complying with Article 37.4 (a "Lien Enforcement Notice") has been given by the Company in respect of a Share; and

(b)           the person to whom the notice was given has failed to comply with it,

the Company shall be entitled to sell that Share in such manner as the Directors decide.

37.4        A Lien Enforcement Notice:

(a)           may only be given by the Company in respect of a Share which is subject to the Company's Lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

(b)           must specify the Share concerned;

must require payment of the sum payable within 14 days of the notice;

(c)           must be addressed either to the holder of the Share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise; and

(d)           must state the Company's intention to sell the Share if the notice is not complied with.

37.5        Where any Share is sold pursuant to this Article 37:

(a)           the Directors may authorise any person to execute an instrument of transfer of the Share to the purchaser or a person nominated by the purchaser; and

(b)           the transferee shall not be bound to see to the application of the consideration, and the transferee's title shall not be affected by any irregularity in or invalidity of the process leading to the sale.

37.6        The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

(a)           first, in payment of so much of the sum for which the lien exists as was payable at the date of the Lien Enforcement Notice; and

(b)           secondly, to the person entitled to the Share at the date of the sale, but only after the certificate for the Share sold has been surrendered to the Company for cancellation or an indemnity for lost certificate in a form acceptable to the Board has been given for any lost certificate, and subject to a lien equivalent to the Company's Lien for any money payable (whether or not it is presently payable) as existing upon the Share before the sale in respect of all Shares registered in the name of that person (whether as the sole registered holder or as one of several joint holders) after the date of the Lien Enforcement Notice.

37.7        A statutory declaration by a Director or the company secretary that the declarant is a Director or the company secretary and that a Share has been sold to satisfy the Company's Lien on a specified date:

(a)           shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

(b)           subject to compliance with any other formalities of transfer required by these Articles or by law, shall constitute a good title to the Share.

38.	Call Notices

38.1        Subject to these Articles and the terms on which Shares are allotted, the Directors may send a notice (a "Call Notice") to a Shareholder who has not fully paid for that Shareholder's Share(s) requiring the Shareholder to pay the Company a specified sum of money (a "call") which is payable to the Company by that Shareholder when the Directors decide to send the Call Notice.

38.2        A Call Notice:

(a)           may not require a Shareholder to pay a call which exceeds the total sum unpaid on that Shareholder's Shares (whether as to the Share's nominal value or any sum payable to the Company by way of premium);

(b)           shall state when and how any call to which it relates it is to be paid; and

(c)           may permit or require the call to be paid by instalments.

38.3        A Shareholder shall comply with the requirements of a Call Notice, but no Shareholder shall be obliged to pay any call before 14 days have passed since the notice was sent.

38.4        Before the Company has received any call due under a Call Notice the Directors may:

(a)           revoke it wholly or in part; or

(b)           specify a later time for payment than is specified in the Call Notice, by a further notice in writing to the Shareholder in respect of whose Shares the call is made.

38.5        liability to pay a call shall not be extinguished or transferred by transferring the Shares in respect of which it is required to be paid. Joint holders of a Share shall be jointly and severally liable to pay all calls in respect of that Share.

38.6        Subject to the terms on which Shares are allotted, the Directors may, when issuing Shares, provide that Call Notices sent to the holders of those Shares may require them to:

(a)           pay calls which are not the same; or

(b)           pay calls at different times.

38.7        A Call Notice need not be issued in respect of sums which are specified, in the terms on which a Share is issued, as being payable to the Company in respect of that Share (whether in respect of nominal value or premium):

(a)           on allotment;

(b)           on the occurrence of a particular event; or

(c)           on a date fixed by or in accordance with the terms of issue.

38.8        If the due date for payment of such a sum as referred to in Article 38.7 has passed and it has not been paid, the holder of the Share concerned shall be treated in all respects as having failed to comply with a Call Notice in respect of that sum, and shall be liable to the same consequences as regards the payment of interest and forfeiture.

38.9        If a person is liable to pay a call and fails to do so by the Call Payment Date (as defined below):

(a)           the Directors may issue a notice of intended forfeiture to that person; and

(b)           until the call is paid, that person shall be required to pay the Company interest on the call from the Call Payment Date at the Relevant Rate (as defined below).

38.10     For the purposes of Article 38.9:

(a)           the "Call Payment Date" shall be the time when the call notice states that a call is payable, unless the Directors give a notice specifying a later date, in which case the "Call Payment Date" is that later date; and

(b)           the "Relevant Rate" shall be:

(i)            the rate fixed by the terms on which the Share in respect of which the call is due was allotted;

(ii)           such other rate as was fixed in the Call Notice which required payment of the call, or has otherwise been determined by the Directors; or

(iii)          if no rate is fixed in either of these ways, five per cent. a year,

provided that the Relevant Rate shall not exceed by more than five percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998(a).

38.11     The Directors may waive any obligation to pay interest on a call wholly or in part.

38.12     The Directors may accept full payment of any unpaid sum in respect of a Share despite payment not being called under a Call Notice.

39.	Forfeiture of Shares

39.1        A notice of intended forfeiture:

(a)           may be sent in respect of any Share for which there is an unpaid sum in respect of which a call has not been paid as required by a Call Notice;

(b)           shall be sent to the holder of that Share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

(c)           shall require payment of the call and any accrued interest and all expenses that may have been incurred by the Company by reason of such non-payment by a date which is not fewer than 14 days after the date of the notice;

(d)           shall state how the payment is to be made; and

(e)           shall state that if the notice is not complied with, the Shares in respect of which the call is payable will be liable to be forfeited.

39.2        If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, then the Directors may decide that any Share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited Shares and not paid before the forfeiture

39.3        Subject to these Articles, the forfeiture of a Share extinguishes:

(a)           all interests in that Share, and all claims and demands against the Company in respect of it; and

(b)           all other rights and liabilities incidental to the Share as between the person whose Share it was prior to the forfeiture and the Company.

39.4        Any Share which is forfeited in accordance with these Articles:

(a)           shall be deemed to have been forfeited when the Directors decide that it is forfeited;

(b)           shall be deemed to be the property of the Company; and

(c)           may be sold, re-allotted or otherwise disposed of as the Directors think fit.

39.5        If a person's Shares have been forfeited then:

(a)           the Company shall send that person notice that forfeiture has occurred and record it in the register of members;

(b)           that person shall cease to be a Shareholder in respect of those Shares;

(c)           that person shall surrender the certificate for the Shares forfeited to the Company for cancellation;

(d)           that person shall remain liable to the Company for all sums payable by that person under the Articles at the date of forfeiture in respect of those Shares, including any interest (whether accrued before or after the date of forfeiture); and

(e)           the Directors shall be entitled to waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or for any consideration received on their disposal.

39.6        At any time before the Company disposes of a forfeited Share, the Directors shall be entitled to decide to cancel the forfeiture on payment of all calls and interest and expenses due in respect of it and on such other terms as they think fit.

39.7        If a forfeited Share is to be disposed of by being transferred, the Company shall be entitled to receive the consideration for the transfer and the Directors shall be entitled to authorise any person to execute the instrument of transfer.

39.8        A statutory declaration by a Director or the company secretary that the declarant is a Director or the company secretary and that a Share has been forfeited on a specified date:

(a)           shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

(b)           subject to compliance with any other formalities of transfer required by the Articles or by law, constitutes a good title to the Share.

39.9        A person to whom a forfeited Share is transferred shall not be bound to see to the application of the consideration (if any) nor shall that person's title to the Share be affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the Share.

39.10     If the Company sells a forfeited Share, the person who held it prior to its forfeiture shall be entitled to receive the proceeds of such sale from the Company, net of any commission, and excluding any sum which:

(a)           was, or would have become, payable; and

(b)           had not, when that Share was forfeited, been paid by that person in respect of that Share,

but no interest shall be payable to such a person in respect of such proceeds and the Company shall not be required to account for any money earned on such proceeds.

40.	Surrender of Shares

40.1        A Shareholder shall be entitled to surrender any Share:

(a)           in respect of which the Directors issue a notice of intended forfeiture;

(b)           which the Directors forfeit; or

(c)           which has been forfeited.

The Directors shall be entitled to accept the surrender of any such Share.

40.2        The effect of surrender on a Share shall be the same as the effect of forfeiture on that Share.

40.3        The Company shall be entitled to deal with a Share which has been surrendered in the same way as a Share which has been forfeited.

41.	Authority to capitalise and appropriation of capitalised sums

41.1        The Board may, if authorised to do so by an ordinary resolution (with Investor Majority Consent):

(a)           decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company's share premium account or capital redemption reserve; and

(b)           appropriate any sum which they so decide to capitalise (a "Capitalised Sum") to such Shareholders and in such proportions as the Board may in their absolute discretion deem appropriate (the "Shareholders Entitled").

Article 78 of the Model Articles shall not apply to the Company.

41.2        Capitalised Sums may be applied on behalf of such Shareholders and in such proportions as the Board may (in its absolute discretion) deem appropriate.

41.3        Any Capitalised Sum may be applied in paying up new Shares up to the nominal amount (or such amount as is unpaid) equal to the Capitalised Sum, which are then allotted credited as fully paid to the Shareholders Entitled or as they may direct.

41.4        A Capitalised Sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Company which are allotted credited as fully paid to the Shareholders Entitled or as they may direct.

41.5        Subject to the Articles the Board may:

(a)           apply Capitalised Sums in accordance with Articles 41.3 and 41.4 partly in one way and partly another;

(b)           make such arrangements as they think fit to deal with Shares or debentures becoming distributable in fractions under this Article 41; and

(c)           authorise any person to enter into an agreement with the Company on behalf of all of the Shareholders Entitled which is binding on them in respect of the allotment of Shares or debentures under this Article 41.

42.	Lock-Up

42.1        Other than the sale of any Shares to an underwriter pursuant to an underwriting agreement, no Shareholder shall, without the prior written consent of the Company’s underwriters, during the period commencing on the date of the final offering document relating to an IPO and ending on the date specified by the Board (not to exceed 180 days):

(a)           lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares held immediately prior to the effectiveness of the registration statement for the IPO; or

(b)           enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares,

(c)           whether or not any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

42.2        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares (and transferees and assignees thereof) until the end of such restricted period.

42.3        Each Shareholder shall enter into a separate lock-up agreement in respect of the IPO if and to the extent required by the Company’s underwriters in order to facilitate the IPO, on terms consistent with the foregoing and which shall supersede the terms in Article 42.1. If any Shareholder fails to comply with the provisions of this Article, the Company shall be constituted the agent of each defaulting Shareholder for taking such actions as are necessary to effect the lock-up and the Directors may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the lock-up, including, without limitation, a lock-up agreement, in a form approved by the Board.

43.	Listing

43.1        In the event the Board (with Investor Majority Consent) has resolved to pursue an IPO, each Shareholder shall take all steps necessary or desirable to implement such IPO on such terms as are approved by the Board, including (without limitation):

(a)           consenting to, voting for, raising no objections to and waiving any applicable rights as are necessary or desirable (in the opinion of the Board) to:

(i)            give effect to a Holding Company Reorganisation in accordance with Article 23;

(ii)           undertake a capital reduction of the Company (or any Holding Company) which is necessary or desirable as part of the Holding Company Reorganisation, the re-registration as a public listed company referred to in Article 43.1(a)(iii) below or as otherwise approved by the Board, provided that such capital reduction applies proportionately to all Shares (or shares in such Holding Company);

(iii)          re-register the Company (or any Holding Company) as a public listed company (if applicable);

(iv)          undertake any: (A) consolidation; (B) consolidation and sub-division; (C) sub-division; and/or (D) redesignation of any or all of the share capital of the Company (or any Holding Company);

(v)           adopt with effect from the Admission Date new articles of association of the Company (or any Holding Company), depending on which entity is the subject of the IPO in a form appropriate for a listed public company (in each case in such form as determined by the Board; and

(vi)          make all applications needed to a relevant investment exchange to apply for the listing or registration of any shares in the Company (or any Holding Company); and

(vii)         giving effect to any general meeting (including any annual general meeting) of the Company (or any Holding Company) to be held in connection with the Holding Company Reorganisation and/or the IPO being held on short notice provided that each Investor has been given at least five (5) Business Days’ notice of the meeting or attends in person or proxy; and

(b)           the entry into an underwriting agreement by the Company, any Shareholder who is selling in the IPO and the underwriters on terms approved by the Board and any such Shareholder, it being agreed that no Shareholder shall be required to sell any securities in an IPO unless it wishes to do so.

43.2        The Board shall not require any Investor (and no Investor shall be required) to take any action pursuant to this Article 43 which would:

(a)           have an adverse effect on any Investor’s rights save where each other Investor suffers the same or substantially the same adverse effect;

(b)           have a positive effect on any Investor’s rights which is not also experienced by the other Investors; or

(c)           cause an Investor to be in violation of any applicable laws or regulations.

44.	Put Option

In the event that it is determined by the Future Fund (in its absolute discretion) that it would be prejudicial to the reputation of the Future Fund and/or the UK Government to continue holding any shares in the capital of the Company, the Future Fund shall have the option to require the Company to purchase all of the shares in the capital of the Company held by the Future Fund (subject to and in accordance with the Act), for an aggregate price of £1.00 at any time (the “Put Option”), provided that: (i) the Put Option shall be exercisable by notice in writing from the Future Fund to the Company, such notice being revocable only with the consent of the Board (acting in its absolute discretion) (the “Put Option Notice”); (ii) the terms of the completion of the Put Option have been authorised by a resolution of the Company; and (iii) completion of the Put Option shall take place as soon as reasonably practicable and in any event no later than 20 Business Days following the Company’s receipt of the Put Option Notice; and (iv) each of the Shareholders and the Company shall execute, and the Company shall procure so far as it lies within its power to do so the execution of, all such documents and deeds and do all such acts and things as may be reasonably required from time to time to implement the Put Option and transfer the legal and beneficial ownership of the relevant shares being sold to the Company under this Article 44, including waiving any pre-emption rights relating to such transfer.